EXHIBIT 10.11.5



                              AMENDED AND RESTATED

                             COGENERATED ELECTRICITY

                           SALE AND PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                  COGENRON INC,

                                       AND

                        TEXAS UTILITIES ELECTRIC COMPANY

                               DATED JUNE 12,1985;

                           AS PREVIOUSLY AMENDED, AND
                             AS AMENDED AND RESTATED
                              ON DECEMBER 29, 1997

                   INDEX TO AMENDED AND RESTATED CONGENERATED
                ELECTRICITY SALE AND PURCHASE AGREEMENT BETWEEN
               COGENRON INC. AND TEXAS UTILITIES ELECTRIC COMPANY


ARTICLE 1 - DEFINITIONS OF TERMS..............................................2
       "Additional Backdown Energy"...........................................2
       "Additional Energy Payment"............................................2
       "Agreement"............................................................2
       "Annual Excess Nonperformance Day".....................................3
       "Available Capacity"...................................................3
       "Available Energy".....................................................3
       "Availability Plan"....................................................3
       "Avoided Energy Costs".................................................3
       "Backdown Energy"......................................................4
       "CT's".................................................................4
       "Capacity Curtailed"...................................................4
       "Capacity Factor Performance Level"....................................4
       "Capacity Payment".....................................................4
       "Cogeneration Facility" or "Plant".....................................4
       "Commercial Operating Date"............................................5
       "Comparable Energy and Capacity".......................................5
       "Contract Level" or "Contract Capacity"................................5
       "Contract Rate"........................................................5
       "Delivery Point" or "Point of Delivery"................................5
       "Discount Energy"......................................................5
       "ERCOT"................................................................5
       "Energy Payment".......................................................5
       "FERC".................................................................5
       "Forced Outage"........................................................6
       "Gas Price"............................................................6
       "Hours Curtailed"......................................................6
       "ISO"..................................................................6
       "Incremental Lignite Energy Cost"......................................6
       "Inadvertent Energy"...................................................7
       "Intertie Equipment"...................................................7
       "KW" or "kw"...........................................................7
       "KWH" or "kwh".........................................................7
       "MW" or "mw"...........................................................7
       "MWH" or "mwh".........................................................7
       "Net Energy"...........................................................7
       "Off-Peak Hours".......................................................8
       "Off-Peak Months"......................................................8
       "Overstatement Event"..................................................8
       "PSO"..................................................................8
       "PUC"..................................................................8
       "PURPA"................................................................8

       "Partial Nonperformance Day" or "PND"..................................8
       "Partial Nonperformance Equation"......................................8
       "Peak Excess Nonperformance Day".......................................8
       "Peak Days"............................................................8
       "Peak Hours"...........................................................8
       "Peak Hour Partial Nonperformance Day" or "PHPND"......................8
       "Peak Months"..........................................................9
       "Plant Output".........................................................9
       "Plant Output Condition"...............................................9
       "Point of Interconnection".............................................9
       "Primary Term".........................................................9
       "Required Facilities"..................................................9
       "Rolling Average"......................................................9
       "Secondary Term".......................................................9
       "Summer Peak Months"..................................................10
       "Summer Excess Nonperformance Day"....................................10
       "System Emergency" or "TU Electric System Emergency"..................10
       "TGM".................................................................10
       "TNP".................................................................10
       "TNP Facilities"......................................................10
       "TU Electric System"..................................................10
       "Trail Operation".....................................................10
       "Union Carbide Plant".................................................10
       "VOM".................................................................10
       "Winter Excess Nonperformance Day"....................................10
       "Winter Peak Months"..................................................11

ARTICLE 2 - EFFECTIVE DATE; TERM.............................................11
       2.1     Effective Date................................................11
       2.2     Primary Term and Secondary Term...............................11
       2.3     Option to Extend Secondary Term...............................11

ARTICLE 3 - SALE AND PURCHASE OF ENERGY AND CAPACITY.........................11
       3.1     Agreement of Sale and Purchase................................11
       3.2     Operation in Parallel.........................................16
       3.3     Secondary Term Contract Level Modification....................16
       3.4     Designation of Off-Peak and Peak Months.......................17
       3.5     Restriction of Deliveries During Primary Term.................17
       3.6     Capacity Payments During Primary Term.........................19
       3.7     Delivery of Power During Primary Term.........................22
       3.8     Capacity Payments During Secondary Term.......................22
       3.9     Discount Energy; Inadvertent Energy...........................22

ARTICLE 4 - PAYMENTS.........................................................23
       4.1     Total Payment During Primary Term.............................23
       4.2     Capacity Payments During the Primary Term.....................23


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
   4.3  Initial Energy Payments......................................   24
   4.4  Subsequent Energy Payments During the Primary Term...........   24
   4.5  Incentive Energy Payments During the Primary Term............   25
   4.6  Reduced Energy Payments......................................   25
   4.7  Payment Obligations..........................................   25
   4.8  Energy Delivered During Trial Operations.....................   26
   4.9  Payments During the Secondary Term...........................   26

ARTICLE 5 - METERING, BILLING AND PAYMENT............................   33
   5.1  Metering of Electrical Energy and Capacity...................   33
   5.2  Monthly Metering.............................................   33
   5.3  Inspection of Meters.........................................   34
   5.4  Statement and Payment by TU Electric.........................   35
   5.5  Interest on Overdue Payments.................................   35

ARTICLE 6 - INTERCONNECTION AND REQUIRED FACILITIES..................   35
   6.1  Information Regarding Equipment..............................   35
   6.2  Review of Information........................................   36
   6.3  Construction and Operation of Facility.......................   36
   6.4  Permits......................................................   36
   6.5  Required Facilities..........................................   36
   6.6  Changes to Facilities........................................   37

ARTICLE 7 - CONDITIONS OF SERVICE....................................   37
   7.1  Warranty by Cogenron.........................................   37
   7.2  System Emergency.............................................   37
   7.3  Disconnection................................................   38
   7.4  Deficiency or Excess of Deliveries to TNP....................   38
   7.5  Miscellaneous Conditions of Service..........................   38
   7.6  Duty to Use Good Faith: Gas Supply...........................   41
   7.7  Duty to Inform...............................................   43

ARTICLE 8 - OWNERSHIP, INSTALLATION AND MAINTENANCE
OF EQUIPMENT.........................................................   43
   8.1  Cost of Installation and Maintenance.........................   43
   8.2  Ownership....................................................   43
   8.3  Cogenron's Liability.........................................   43
   8.4  Costs Billed to Cogenron.....................................   43

ARTICLE 9 - INSPECTION AND ACCESS RIGHTS.............................   44
   9.1  Access Rights................................................   44
   9.2  TU Electric Inspection.......................................   44

ARTICLE 10 - TERMINATION.............................................   44
   10.1 Right to Terminate...........................................   44
   10.2 Bankruptcy or Insolvency of TU Electric......................   46

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     10.3 Disposition of Plant and Equipment.................................47

ARTICLE 11 - LIMITATION OF LIABILITY; PAYMENT ON TERMINATION; SUPPLY OF COMPARABLE ENERGY AND CAPACITY; RECOUPMENT OF EARLY CAPACITY PAYMENT;
     INDEMNITY...............................................................47
     11.1 Limitation of Liability............................................47
     11.2 Payment on Termination.............................................48
     11.3 Supply of Comparable Energy and Capacity...........................49
     11.4 Recoupment of Early Capacity Payment...............................50
     11.5 Termination Other Than at End of Year..............................50
     11.6 Indemnity..........................................................51

ARTICLE 12 - NO OPERATION IN INTERSTATE COMMERCE.............................52
     12.1 Cogenerator Warranties.............................................52
     12.2 Right to Suspend and Terminate.....................................52
     12.3 Specific Performance...............................................53
     12.4 Exceptions.........................................................53

ARTICLE 13 - NOTICE..........................................................54
     13.1 Notices............................................................54
     13.2 Change of Address..................................................55

ARTICLE 14 - LIABILITY; DEDICATION; SEVERAL OBLIGATIONS......................55
     14.1 Liability..........................................................55
     14.2 Dedication.........................................................55
     14.3 Several Obligations................................................55

ARTICLE 15 - REPRESENTATIONS AND WARRANTIES OF THE RESPECTIVE PARTIES........56
     15.1 Cogenron's Representations and Warranties..........................56
     15.2 TU Electric's Representations and Warranties.......................57
     15.3 Misrepresentation; Breach of Warranty; Fulfillment of Obligations..58

ARTICLE 16 - INSURANCE.......................................................59
     16.1 Proof of Coverages.................................................59
     16.2 Policies...........................................................59
     16.3 Certificates.......................................................59
     16.4 Limitation of Liability............................................60
     16.5 Coverage and Limits of Liability...................................60
     16.6 Release and Waiver.................................................60

ARTICLE 17 - TRANSMISSION SERVICE AGREEMENTS.................................61
     17.1 Negotiation........................................................61
     17.2 Transmission Service Charges.......................................61
     17.3 Transmission of Comparable Energy and Capacity.....................62
     17.4 Execution of Transmission Service Agreements.......................63


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
ARTICLE 18 - FORCE MAJEURE ...................................................63
  18.1  Definition............................................................63
  18.2  Conditions Upon Force Majeure ".......................................64
  18.3  Limitation of Term....................................................65
  18.4  Further Limitation of Term............................................65
  18.5  Additional Limitation of Term.........................................65

ARTICLE 19 - GOVERNMENTAL AND REGULATORY BODIES...............................65
ARTICLE 20 - PRIOR RIGHT TO PURCHASE OR LEASE IN PRIMARY TERM.................65
ARTICLE 21 - LEASE OPTION IN PRIMARY TERM.....................................66
ARTICLE 21A - RIGHT TO PURCHASE OR LEASE IN SECONDARY TERM....................67
ARTICLE 22 - WAIVER...........................................................68
ARTICLE 23 - NO RIGHTS OF THIRD PARTIES.......................................68
ARTICLE 24 - NO PARTNERSHIP...................................................68

ARTICLE 25 - SURETY AGREEMENT.................................................69
ARTICLE 26 - CONFIDENTIALITY AGREEMENT........................................69
ARTICLE 27 - ENTIRE AGREEMENT.................................................70
ARTICLE 28 - ASSIGNMENT.......................................................70

ARTICLE 29 - CAPTIONS.........................................................71
ARTICLE 30 - AMENDMENTS.......................................................71
ARTICLE 31 - CHOICE OF LAWS; VENUE............................................71



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
                              AMENDED AND RESTATED
                             COGENERATED ELECTRICITY

                           SALE AND PURCHASE AGREEMENT

        THIS AMENDED AND RESTATED COGENERATED ELECTRICITY SALE AND PURCHASE AGREEMENT is executed as of the 29th day of December, 1997, by and between COGENRON INC. ("Cogenron" or "Cogenerator"), a Delaware corporation with its principal place of business located in Houston, Texas, with authority to do business in the state of Texas, and TEXAS UTILITIES ELECTRIC COMPANY ("TU Electric"), a Texas corporation with its principal place of business located in Dallas, Texas, and is an amendment and restatement of that certain COGENERATED ELECTRICITY SALE AND PURCHASE AGREEMENT, dated June 12,1985, between NORTHERN COGENERATION ONE COMPANY, predecessor-in-interest to Cogenron, and TU Electric, which agreement dated June 12, 1985 has been previously amended by a first amendment, dated December 9, 1985; a second amendment, dated September 9, 1986; a third amendment, dated December 4, 1986; a fourth amendment, dated May 28, 1987; a fifth amendment, dated June 19, 1987; a sixth amendment, dated December 10, 1987; and a seventh amendment, dated June 14, 1988; and which agreement dated June 12, 1985, as previously amended, is hereby further amended as stated in this Amended and Restated Cogenerated Electricity Sale and Purchase Agreement, upon all of the terms and conditions set forth below.

                                   WITNESSETH:

        WHEREAS, Cogenron has constructed, owns and operates a Cogeneration Facility, as defined herein, in Texas City, Texas; and

        WHEREAS, Cogenron has been selling, and desires to continue to sell, and TU Electric has been purchasing, and is willing to continue purchasing, electric energy and capacity generated by said Cogeneration Facility;

        NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both Parties, Cogenron hereby agrees to sell, and TU Electric hereby agrees to purchase, electric energy and capacity generated by said Cogeneration Facility in accordance with the terms of the Cogenerated Electricity Sale and Purchase Agreement dated June 12, 1985, as previously amended, and as further amended and restated in its entirety upon all of the following terms, conditions and provisions.

                        ARTICLE I - DEFINITIONS OF TERMS

        The following terms, when capitalized herein, shall have the definitions set forth below.

        "Additional Backdown Energy" means 200,000 megawatt hours in excess of 322,875 annual megawatt hours (calculated on an annual Rolling Average in accordance with Section 3.5) of Backdown Energy, provided that such 322,875 figure shall be subject to change in the event that the Contract Level is changed pursuant to Section 3.1 hereof, such figure to change proportionately and simultaneously with any change in the Contract Level. This term only has application during the Primary Term and does not apply during the Secondary Term.

        "Additional Energy Payment" means a $3,000 payment, one or more of which may become payable in accordance with Section 3.1.2.

        "Agreement" or "Cogeneration Agreement" or "Amended and Restated Agreement" means this document including Exhibit "I" attached hereto, being the calculation of Avoided Energy Costs and schedule of energy payments due under Articles 4.3 and 4.4, Exhibit "II" attached hereto, being a calculation of Energy Payments due under Article 4.5 hereof, and Exhibit "III" attached hereto, which consists of: (A) Surety Agreement dated and effective June 12, 1985 between InterNorth, Inc. and Texas Utilities Electric Company; (B) Letter dated July 17, 1985 executed by InterNorth, Inc. and Texas Utilities Electric Company; (C) Letter dated May 24, 1988 executed by Enron Corp. and Texas Utilities Electric Company; and (D) Consent and Assignment Agreement dated June 23, 1997 between Texas Utilities Electric Company, Calpine Corporation and Enron Corp.

        "Annual Excess Nonperformance Day" has the definition set forth in
Section 4.9.1(c).

        "Available Capacity" has the definition set forth in Section 4.9.1(a).

      "Available Energy" means the total generation output of the Cogeneration Facility, less Cogenron's use of electricity in operating its generating equipment.

      "Availability Plan" means the latest plan provided by Cogenerator to the PSO, as required herein, which is received by TU Electric before any direction or request by TU Electric to operate the Plant in a different Plant Output Condition. The Availability Plan must include: (i) hourly capacity available from the Plant to TU Electric for the next business day and for any other day prior to the next business day which is not a business day (transmitted to the PSO by 8:00 a.m. of the preceding business day); (ii) changes in the level of capacity available from the Plant to TU Electric within 15 minutes of any change, and (iii) in the event of a full or partial outage that requires repairs, the estimated time to complete the repairs and the amount of capacity estimated to be available to TU Electric from the Plant after completion of the repairs.

        "Avoided Energy Costs" means those costs as calculated in accordance with Exhibit I attached hereto.

        "Backdown Energy" means, during the Primary Term, that number of megawatts equal to (410 MW minus requested capacity) times hours of backdown requested by TU Electric pursuant to Article 3.5.

        "CT's" means combustion turbines, with "2-CT" referring to two combustion turbines and "3-CT" referring to three combustion turbines.

        "Capacity Curtailed" means, during the Primary Term, the difference between the Net Energy being delivered by Cogenron's Cogeneration Facility at the time of the request and the Net Energy actually delivered by Cogenron to the Delivery Point during each of the Hours Curtailed.

      "Capacity Factor Performance Level" means, during the Primary Term, except as otherwise provided herein, the quotient, expressed as a percentage, of: (i) the total amount of energy that Cogenron was able to deliver to TU Electric at the Delivery Point during the applicable period, and divided by: (ii) the product of the number of clock-hours for such period multiplied by Contract Capacity.

      "Capacity Payment" means the amount in dollars, resulting from the rates specified herein, which will be paid for capacity subject to the provisions hereof: (i) during the Primary Term, with respect to certain minimum Capacity Factor Performance Levels and performance tests as specified in this Agreement, less any other adjustment thereto, and (ii) during the Secondary Term, as specified in Section 4.9, less any other adjustment thereto.

      "Cogeneration Facility" or "Plant" means that electric generating installation located immediately adjacent to the existing Union Carbide Plant in Texas City, Texas, insofar as such electric generating installation is located on Cogenron's side of the Point of Interconnection, excluding, however, all Intertie Equipment.

      "Commercial Operating Date" means May 1, 1987, which was the first day when the Cogeneration Facility produced for 24 consecutive hours an hourly kilowatt output equal to or greater than the Contract Level, which was applicable as of such date.

        "Comparable Energy and Capacity" means capacity and energy which conforms in every respect to that capacity and energy which Cogenron is obligated to deliver to TU Electric pursuant to this Agreement.

        "Contract Level" or "Contract Capacity" means the amount of electrical generating capacity, which amount Cogenron is obligated to supply to TU Electric at the Delivery Point under the terms hereof, which amount is set by Section
3.1.1 hereof during the Primary Term and which is 435 MW, subject to adjustment for performance tests as specified in this Agreement, for the Secondary Term.

        "Contract Rate" means the monthly rate specified in Section 4.9.1 for a particular month and subject to adjustment as set forth therein, expressed in dollars per kilowatt. This applies only to the Secondary Term.

        "Delivery Point" or "Point of Delivery" means those facilities on the TU Electric System where energy and capacity generated by the Cogeneration Facility is delivered hereunder to the TU Electric System.

        "Discount Energy" means energy accepted by TU Electric as Discount Energy as provided in Section 3.9, the price of which will be 98% of TU Electric's decremental energy price as described in TU Electric's Rate LLP dated May 16, 1994 or in subsequent versions of same tariff.

        "ERCOT" means the Electric Reliability Council of Texas, including any successor thereto or designees or subdivisions thereof

        "Energy Payment" means the amount payable as provided in Article 4 hereof for Net Energy.

        "FERC" means the Federal Energy Regulatory Commission.

        "Forced Outage" means any unplanned outage that fully or partially curtails the Net Energy being delivered to or requested by TU Electric of the Cogeneration Facility.

        "Gas Price" means the dollar amount for the fuel component used in the calculation of the Energy Payment during the Secondary Term and will equal:

        (i) if a gas supply contract that is mutually acceptable to both Cogenron and TU Electric has been executed in accordance with
               Section 7.6 of this Agreement, the price per MMBtu specified in such gas supply contract;

        (ii) if TU Electric elects to supply gas during the Secondary Term pursuant to Section 7.6, the price will be $0.00; and

        (iii) if a gas supply contract mutually acceptable to both Cogenron and TU Electric has not been executed by Cogenron in accordance with
               Section 7.6, the price for the fuel component in each such month will be (until the Parties agree otherwise in writing) the amount of actual direct costs incurred by Cogenron per MMBtu to perform its obligations under this Agreement.

        "Gas Price" does not apply during the Primary Term.

        "Hours Curtailed" means, during the Primary Term, those hours for which TU Electric has requested and received reduced energy deliveries from Cogenron, not including hours reduced for spinning reserve.

        "ISO" means the ERCOT Independent System Operator, whose duties are defined in the ERCOT Operating Guide.

        "Incremental Lignite Energy Cost" means the incremental fuel cost of TU Electric of generation on lignite fuel which, but for the purchase of energy from the Cogeneration Facility, TU

Electric would have incurred had TU Electric been required to generate itself. Capacity costs are not included in this definition. This applies only to the Primary Term.

        "Inadvertent Energy" means any energy received by TU Electric during Plant Output Conditions C or D as set forth in Section 4.9.2 in excess of the respective MW levels set in Section 4.9.2 for Plant Output Conditions C or D, provided TU Electric did not exercise the option to accept Discount Energy pursuant to Section 3.9. This applies only to the Secondary Term.

        "Intertie Equipment" means any and all metering equipment, regardless of whether said equipment is located on the Cogenron side or the TNP side of the Point of Interconnection, including any equipment necessary to telemeter output information, and all intertie relaying facilities deemed necessary by TNP to protect its facilities, to be installed hereunder for the purpose of operating the Cogeneration Facility in parallel with the TNP Facilities, the TU Electric System and any utility connected therewith.

        "KW or "kw" means one kilowatt or 1000 watts of electricity.

        "KWH" or "kwh" means one kilowatt-hour of electricity.

        "MW" or "mw" means one megawatt or 1000 kilowatts of electricity.

        "MWH" or "mwh" means one megawatt-hour or one thousand kilowatt-hours of electricity.

      "Net Energy" means, during the Primary Term, the Available Energy generated by the Cogeneration Facility, less that energy consumed in the operation of the Union Carbide Plant. "Net Energy" means during the Secondary Term, the Available Energy generated by the Cogeneration Facility less and except: (i) Discount Energy (as defined in Section 3.9); (ii) Inadvertent Energy (as defined in Section 3.9); and (iii) such energy, if any, that is not required by TU Electric pursuant to Section 3.1.2 and that is sold by Cogenron in accordance with the terms of this Agreement and on a nonfirm and interruptible basis to any other third parties, including any energy sold for the Union Carbide Plant.

        "Off-Peak Hours" means all hours of the year not designated as Peak
Hours.

        "Off-Peak Months" means those months not designated as Peak Months.

        "Overstatement Event" has the definition set forth in Section 4.9.1(g).

        "PSO" means the Power Supply Operations group, an organizational unit of TU Electric.

        "PUC: means the Public Utility Commission of Texas.

        "PURPA" means the federal Public Utility Regulatory Policies Act of 1978, 16 U.S.C. Section 2601, et seq., as amended.

        "Partial Nonperformance Day" or "PND" has the definition set forth in
Section 4.9.1(a).

        "Partial Nonperformance Equation" has the meaning and calculation set forth in Section 4.9.1(a).

        "Peak Excess Nonperformance Day" has the definition set forth in Section 4.9.1(d).

        "Peak Days" means all days except Saturdays and Sundays in June, July, August and September, together with all days in December, January and February.

        "Peak Hours" means the hours on Monday through Friday, from 8:00 a.m. to 10:00 p.m., local Dallas time, during the months of June, July, August and September, and each day, 5:00 a.m. to 10:00 p.m., local Dallas time during the months of December, January and February; provided that different months may be designated by TU Electric from time to time pursuant to Article 3.4 hereof, except neither the total number of Peak Hours nor Peak Months may be increased.

        "Peak Hour Partial Nonperformance Day" ' or "PHPND" has the definition set forth in Section 4.9.1(a).

        "Peak Months" means the seven calendar months January, February, June, July, August, September and December of each calendar year, provided that different months may be designated by TU Electric from time to time pursuant to
Article 3.4 hereof.

        "Plant Output" means the number of MW which the Plant will generate and which will be available for transmission when operating in a particular Plant Output Condition.

        "Plant Output Condition" means the condition directed by TU Electric for Plant Output of the Cogeneration Facility, which Plant Output Conditions are described as A through E in Section 4.9.2.

        "Point of Interconnection" means that point at which the Cogeneration Facility is electrically interconnected with the TNP Facilities where TNP's service wires are connected to Cogenron's service wires.

        "Primary Term" means that period from June 12, 1985 to midnight, on June 30, 1999.

        "Required Facilities" means all equipment and facilities furnished and owned by TU Electric which are necessary to reliably and safely receive Cogenron's power and energy into the TU Electric System.

        "Rolling Average" means a numeric calculation which is comprised of data for a specific number of consecutive time periods, which data is summed and divided by the number of specific time periods included in such average. The calculation is "rolling" inasmuch as, for each successive rolling average calculation, data for the earliest time period in the series is deleted while data for the latest time period in the series is added, as such data becomes available from time to time.

      "Secondary Term" means that period from midnight on June 30, 1999, to midnight on September 30, 2002.

        "Summer Peak Months" are June, July, August and September, unless modified otherwise as provided herein.

        "Summer Excess Nonperformance Day" has the definition set forth in
Section 4.9.l(e).

        "System Emergency" or "TU Electric System Emergency" means any condition which is declared to be an emergency by TU Electric, the ISO or ERCOT, or any designee thereof, which may disrupt service to customers or endanger life or property.

        "TGM" means the Transmission Grid Management group, an organizational unit of TU Electric Company.

        "TNP" means Texas-New Mexico Power Company.

        "TNP Facilities" means all of the facilities of TNP which are used to transmit the energy and capacity from Cogenron's Cogeneration Facility to the Transmission Service Providers for delivery to the TU Electric System.

        "TU Electric System" means all of the TU Electric electric facilities, system, and appurtenances.

        "Transmission Service Providers" means those utilities transmitting energy and power delivered hereunder.

      "Trial Operation" means the operation of the Cogeneration Facility which occurred prior to the Commercial Operating Date.

      "Union Carbide Plant" means that presently existing plant owned by Union Carbide Corporation and located in Texas City, Texas.

        "VOM" means Cogenerator's variable operations and maintenance charge for the Cogeneration Facility, which, throughout the Secondary Term, is deemed to be $1.80 per MWH.

        "Winter Excess Nonperformance Day" has the definition set forth in
Section 4.9.1(f).


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
        "Winter Peak Months" are January, February and December, unless modified otherwise as provided herein.

                        ARTICLE 2 - EFFECTIVE DATE; TERM

        2.1 Effective Date. This Amended and Restated Agreement became effective as of June 12, 1985.

        2.2 Primary Term and Secondary Term. Unless otherwise terminated in accordance with the terms hereof, this Amended and Restated Agreement shall remain in full force and effect for its Primary Term from June 12, 1985 to midnight, on June 30, 1999, and then shall continue thereafter into its Secondary Term from midnight on June 30, 1999 and ending at midnight, on September 30, 2002.

        2.3 Option to Extend Secondary Term. TU Electric and Cogenron shall have the option to extend the Secondary Term beyond September 30, 2002; provided that the Parties are able to agree upon the terms and conditions thereof; and, provided further, that such extension shall be subject to both Cogenron and TU Electric obtaining like extensions from third parties, including, without limitation, any Transmission Service Providers, of all other contracts and agreements necessary and incident to the proposed extension, and TU Electric and Cogenron hereby agree to use all reasonable efforts in obtaining such extensions from third parties.

              ARTICLE 3 - SALE AND PURCHASE OF ENERGY AND CAPACITY

        3.1 Agreement of Sale and Purchase. Pursuant to the terms hereof, Cogenron agrees to sell and deliver, and TU Electric agrees to purchase and accept, at the Point of Delivery specified herein, the Net Energy generated by the Cogeneration Facility. The Net Energy to be sold and purchased during the Primary Term shall be governed by Section 3.1.1 hereof; the Net Energy to be sold and purchased during the Secondary Term shall be governed by Section 3.1.2 hereof.

                3.1.1 Primary Term. During the Primary Term of this Agreement, Cogenron shall not sell electrical capacity and energy from the Cogeneration Facility other than to TU Electric and the amount of electrical capacity and energy which Cogenron is presently and has been committed to sell for use in the Union Carbide Plant. Subject to the other terms contained herein, throughout the Primary Term, Cogenron will have available and deliver, or cause to be delivered, to the Point of Interconnection capacity and energy for redelivery to TU Electric, and TU Electric will receive and pay for, capacity and energy of the Cogeneration Facility at the Contract Level of 410 MW, as adjusted as provided below in this Section 3.1.1. Such Contract Level amount shall be determined by a 24-hour performance test, with the results to be temperature-adjusted (pursuant to manufacturer's specifications) to 91 degrees F at site conditions and adjusted for any capacity reduction due to line losses. That test shall be performed in accordance with Sections 6 and 22 of the American Society of Mechanical Engineers Power Test Codes, latest edition, or International Standards Organization Standard 2314. Cogenron shall allow representatives of TU Electric to be present for such test. Such Contract Level amount may be redetermined by a 24-hour performance test as often as once each calendar quarter, at TU Electric's election, using data from in-place station meters. Instrumentation error allowable during testing shall be in accordance with ANSI B 133.6. The cost of all such performance tests shall be borne by Cogenron.

               3.1.2 Secondary Term. During the Secondary Term, the Net Energy to be sold by Cogenron and purchased by TU Electric will be dependent upon the Plant Output Condition then directed by TU Electric, and Cogenron agrees to operate the Cogeneration Facility at the Plant Output Condition directed by TU Electric, except that Cogenron may elect to operate the Cogeneration Facility at a higher level than directed by TU Electric for the sale of interruptible and nonfirm energy to third parties (including any such sales for the Union Carbide
        Plant), subject to TU Electric's rights herein. TU Electric has the continuing right to direct Cogenron to operate, and Cogenron agrees to operate upon such direction, the Plant to the maximum Plant Output whenever the Plant is operating in the 2-CT mode, and to request Cogenron to operate the Plant to produce Plant Output at a level above 435 MW whenever the Plant is in the 3-CT operation mode, and in either case, the Energy Payment will include an incentive as shown on the Energy Payment table as set forth in Section 4.9.2 of this Agreement. Cogenron shall have no obligation to provide TU Electric with output above 435 MW, but may comply with TU's request at Cogenron's election. Throughout the Secondary Term, TU Electric will, at all times, have the continuing right to direct firm sales to TU Electric of up to 435 MW of Net Energy from the Cogeneration Facility, and, to the extent that Cogenron is selling any energy from the Cogeneration Facility to third parties, such third party sales (including any such sales for the Union Carbide Plant) will be interruptible and nonfirm to the extent that TU Electric requires deliveries of any energy pursuant to this Agreement up to a level of 435 MW. If Cogenron elects to make any third party sales (including any such sales for the Union Carbide Plant), Cogenron will be responsible for any ancillary services (including scheduling) and transmission services necessary or desirable in connection with such sales and will be responsible for any applicable ERCOT ISO services, fees and charges.

                The. minimum or normal Plant Output for the Cogeneration Facility for the various Plant Output Conditions are specified in the table set out in Section 4.9.2 of this Agreement.

        TU Electric has the continuing right to direct Cogenron to operate, and Cogenron agrees to operate, upon such direction, the Plant in a 2-CT mode Plant Output Condition from time to time throughout the Secondary Term; provided that, Cogenron will not be obligated to actually take the Plant from a 3-CT mode Plant Output Condition and operate the Plant in a 2-CT mode Plant Output Condition, upon TU Electric's direction, more than 52 times annually unless agreeable to Cogenron in its sole discretion. TU Electric may direct the Plant from a 3-CT mode Plant Output Condition to 2-CT mode Plant Output Condition fifteen (15) times annually for no additional payment, and TU Electric will pay $3,000 as an energy-related payment (an "Additional Energy Payment") each time TU Electric directs the Plant from a 3-CT mode Plant Output Condition to 2-CT mode Plant Output Condition in excess of fifteen times per calendar year; provided that, Cogenron actually takes the Plant from an operating 3-CT mode Plant Output Condition and operates the Cogeneration Facility in a 2-CT mode Plant Output Condition in accordance with TU Electric's direction. If, upon direction by TU Electric, Cogenron does not actually take the Plant from an operating 3-CT mode Plant Output Condition and operate the Cogeneration Facility in a 2-CT mode Plant Output Condition in accordance with TU Electric's direction, then, regardless of whether Cogenron is making third party sales, TU Electric will pay for energy in accordance with Section 4.9.2 and TU Electric's direction to the 2-CT Plant Output Condition will not be counted as one of the 52 annual maximum or 15 annual times at no cost that TU Electric may direct the Plant from a 3-CT mode Plant Output Condition to 2-CT mode Plant Output Condition.

                Each time that TU Electric directs Cogenron to take the Plant from a 3-CT mode Plant Output Condition to 2-CT mode Plant Output Condition, TU Electric will determine the duration of time at which the Plant will operate in the specified, or any other, 2-CT Plant Output Condition, which will be for a minimum of six hours and a maximum of sixty hours each time TU Electric directs Cogenron to take the Plant from an operating 3-CT mode Plant Output Condition to 2-CT mode Plant Output Condition; and, if Cogenerator actually takes the Plant from an operating 3-CT mode Plant Output Condition to 2-CT mode Plant Output Condition, then Cogenron will not be obligated to operate the Plant in a 3-CT mode Plant Output Condition prior to termination of the period specified by TU Electric, provided that: (i) at any time after the Plant has operated in one or more 2-CT mode Plant Output Conditions for an aggregate period of four hours, TU Electric may, upon two-hours' notice, direct Cogenron to operate in a 3-CT mode pursuant to Plant Output Condition A or C, or request Cogenron to operate in the 3-CT mode pursuant to Plant Output Condition B; and
        (ii) TU Electric may request, prior to the four-hour minimum period set forth in (i) of this subsection, that Cogenron operate in a 3-CT mode pursuant to Plant Output Condition A, B or C and Cogenerator will, if Plant operations allow, operate the Plant in the requested 3-CT mode Plant Output Condition; provided further that, at any time during which TU Electric directs Cogenron to take the Plant from a 3-CT mode Plant Output Condition to 2-CT mode Plant Output Condition, and Cogenron actually takes the Plant from a 3-CT mode Plant Output Condition and operates the Plant in a 2-CT mode Plant Output Condition, Cogenerator may request a maintenance window of twelve (12) hours or less and if, in the sole judgment of TU Electric, such a maintenance window will not affect the system operations of TU Electric, then: (a) TU Electric will approve Cogenerator's request to proceed with the maintenance; (b) to the degree that the approved maintenance would reduce the Available Capacity, that reduction in Available Capacity will not be included in the PND or PHPND calculation in the Partial Nonperformance Equation; and (c) TU Electric may request that Cogenron operate in a 3-CT mode Plant Output Condition during the approved maintenance window, but Cogenerator is not obligated to operate the Plant in a 3-CT mode Plant Output Condition until the end of the approved maintenance window.

            3.2 Operation in Parallel. Cogenron shall operate the Cogeneration Facility in parallel with the TNP Facilities, the TU Electric System, together with any utility connected therewith, and any Transmission Service Providers required for transmission.

        3.3 Secondary Term Contract Level Modification. During the Secondary Term, a 24-hour performance test may be performed at TU Electric's election, as often as once each calendar quarter, and the cost of all such performance tests will be borne entirely by Cogenron. Unless the Parties mutually agree in writing otherwise, each 24-hour performance test will be temperature-adjusted (pursuant to manufacturer's specifications) to 91 degree F at site conditions and adjusted for any capacity reduction due to line losses. Unless the Parties mutually agree in writing otherwise, the results of each test will be performed in accordance with Sections 6 and 22 of the American Society of Mechanical Engineers Power Test Codes, latest edition, or International Standards Organization Standard 2314, and instrumentation error allowable during testing will be in accordance with ANSI B 133.6. Cogenron will allow TU Electric representatives to be present for each such test. If the results of any such performance test indicate that the Plant is not capable of delivering capacity and energy to the Point of Interconnection at the Contract Level then in effect, the Contract Level will be reduced accordingly, effective as of the first day of the month in which the test was performed; provided that, if any such performance test indicates that a reduction in the Contract Level should be effected, then Cogenron may request and conduct, at Cogenron's sole expense, within ten days of the prior test an additional 24-hour performance test(s), as may be necessary, which will be conducted in the manner set forth above. Cogenron will give TU Electric reasonable advance notice so that TU Electric may have a representative present during such test. If the additional performance test(s) indicates that the Plant is capable of delivering capacity and energy to the Point of Interconnection at a level higher than the previous test, then the Contract Level will be adjusted to such higher level, but in no event greater than 435 MW, effective as of the first day of the month in which the test was performed.

        3.4 Designation of Off-Peak and Peak Months. Upon six (6) months notice to Cogenron, TU Electric may change the designation of a Peak Month as defined herein to an Off-Peak Month and vice-versa. In no event shall the number of Peak Months exceed seven in any one calendar year. Peak Hours shall occur only during Peak Months.

        3.5 Restriction of Deliveries During Primary Term. During the Primary Term, to assist TU Electric in maintaining TU Electric System operating flexibility, Cogenron agrees to restrict its hourly energy delivery as follows:
TU Electric may require Cogenron to reduce energy deliveries to TU Electric from said Cogeneration Facility up to, but not to exceed, 15 MW for each of Cogenron's gas turbines in the Cogeneration Facility. If, in TU Electric's opinion, additional reductions are required, TU Electric may require that the output of the Cogeneration Facility be reduced further to as low as 234 MW. The aforementioned reduction may be imposed by TU Electric upon four hours' notice at any time, and from time to time, during the Primary Term, but shall be limited to an annual aggregate of 322,875 MWH, calculated on an annual Rolling Average, and subject to any change to the Contract Level made pursuant to
Section 3.1, with the annual aggregate changing proportionately and simultaneously with any change in the Contract Level. The calculation of said reduced energy deliveries shall be made by hourly determinations of the difference between the actual Net Energy delivered by Cogenron's Cogeneration Facility at the time of TU Electric's request for reduction and the Net Energy actually delivered by Cogenron to the Delivery Point. Should TU Electric restrict Cogenron's facility to as low as a 234 MW output, such restriction shall last a minimum of four hours unless Cogenron agrees to a shorter time period. In no event shall Cogenron be required to reduce its power output to less than 234 MW, except in instances of System Emergencies.

          3.5.1 Beginning on January 1, 1989 and ending on December 31, 1993, TU Electric shall have the option to request an additional 200,000 MWH per year of Additional Backdown Energy provided that the plant output is not reduced to less than 234 MW by such a request and that such restrictions shall last a minimum of four hours unless Cogenron agrees to a shorter time period.

          3.5.2 During the Primary Term, when requesting a restriction of deliveries or Additional Backdown Energy, TU Electric may, at its option, inform Cogenron of an energy price at which TU Electric is willing to accept the energy (TU Electric's "Incremental Price"). That price shall be based on 98% of TU Electric's Incremental Energy Cost but not less than TU Electric's Incremental Lignite Energy Cost. Cogenron then has the option of either accepting the requested load reduction or continuing to generate energy and accepting TU Electric's Incremental Price for energy delivered to TU Electric that would not have been delivered had the requested load reduction been accepted. In the event Cogenron elects to continue to generate, all incremental energy delivered to and paid for by TU Electric at TU Electric's Incremental Price shall be considered as reductions for the purpose of determining the allowable MWH of reduction in Section 3.5.

          3.5.3 Notwithstanding anything to the contrary contained herein, TU Electric shall have the right to request Additional Backdown Energy at any time and from time to time during the Primary Term, and Cogenron shall comply with such request if it can be accomplished, in the opinion of Cogenron, without violating any other agreement which Cogenron has entered into in order to meet its obligations under this Agreement.

        3.6 Capacity Payments During Primary Term. During the Primary Term, except as otherwise provided herein, and subject to the other terms hereof, TU Electric agrees to make Capacity Payments to Cogenron in connection with said Cogeneration Facility, with the applicable rates being specified in Article 4.2 below. For a period beginning on the Commercial Operating Date and ending after the expiration of six (6) full calendar months after the Commercial Operating Date, for the purposes of this Agreement: (i) the applicable twelve month Rolling Average Capacity Factor shall be deemed to be equal to 65.00%, (ii) the applicable seven month Peak Rolling Average Capacity Factor shall be deemed to be equal to 75.00%, and (iii) the applicable Peak Rolling Average Capacity Factor shall be deemed to be equal to 85.00%. After the expiration of six (6) full calendar months after the Commercial Operating Date, if any one of Cogenerator's Rolling Average Capacity Factors, calculated on the basis of the average Capacity Factor Performance Levels achieved by Cogenerator in such previous six (6) months, fails to be equal to, or to exceed, the corresponding deemed Capacity Factor specified above, then an adjustment to the previous Capacity Payments shall be made. The adjustment shall equal the difference between: (i) each of the Capacity Payments actually made and (ii) the capacity payments that would have been made if no Capacity Factors had been deemed pursuant to this Section. Any such adjustment shall bear interest at the commercial paper rate charged from time to time by NationsBank in Dallas, Texas from the end of the sixth full calendar month after the Commercial Operating Date and shall be repayable in twelve (12) equal monthly installments beginning on the last day of the sixth full calendar month after the Commercial Operating Date. Additional months (beginning with the seventh and eighth months) will be added to the selected initial period until such time as a twelve-month Rolling Average, a seven-month Peak

Rolling Average and an Peak Hour Rolling Average Capacity Factor Performance Level can each be determined. Rolling Averages established beginning in the seventh month shall be utilized to determine whether minimum Capacity Factor Performance Levels have been maintained at the levels required in order for Cogenron to receive the full amount of the Capacity Payments at rates specified in Article 4.2. A seven-month Peak Rolling Average Capacity Factor Performance Level of 75%, an Peak Hour Rolling Average Capacity Factor Performance Level of 85% and a twelve (12) month Rolling Average Capacity Factor Performance Level of 65%, calculated as specified by the equations below, must each be maintained at all times in order for Cogenron to receive the full amount of applicable Capacity Payments. Any restriction of deliveries, as specified in Article 3.5, which occur will be included in such calculation as the product of Capacity Curtailed and Hours Curtailed, calculated into the applicable formula as follows:

               SEVEN-MONTH PEAK ROLLING AVERAGE CAPACITY FACTOR:

= Net Energy During Peak Months  + (Hours Curtailed x Capacity Curtailed)*
                                 -----------------------------------------
                                 Contract Capacity x Hours in Peak Months

PEAK HOURS (DURING THE MOST RECENT FOUR MONTHS CONTAINING PEAK HOURS) ROLLING AVERAGE CAPACITY FACTOR:

= Net Energy During Peak Hours + (Hours Curtailed x Capacity Curtailed)**
                                 -----------------------------------------------
                                 Contract Capacity x Peak Hours

  TWELVE-MONTH ROLLING AVERAGE CAPACITY FACTOR DURING 1987 AND 1988 ONLY:

= Net Energy During Last       + (1/2 (Hours Curtailed x Capacity Curtailed))
  Twelve (12) Months             -----------------------------------------------
                                 Contract Capacity x Hours in Last Twelve
                                 (12) Months

Twelve-month Rolling Average Capacity Factor after 1988 until the end of the primary term:

=   Net Energy During Last Twelve (12) Months + (Additional Backdown Energy)
                                                ----------------------------
                                                Contract Capacity Multiplied
                                                by the Period Hours.

*       During Peak Months

**      During Peak Hours

      Each such Capacity Factor Performance Level as calculated above shall be multiplied times 100 to calculate the Capacity Factor Performance Level in percent, with such calculation being expressed to the nearest one hundredth of a percent. Should the seven-month Peak Capacity Factor Performance Level at the end of any month be less than 75%, a Capacity Payment adjustment will be made which reduces that month's Capacity Payment 4% for each percentage point below 80%. In addition, should the Peak Hour Rolling Average Capacity Factor Performance Level be less than 85% at the end of any month, a Capacity Payment adjustment will be made which reduces said month's Capacity Payment 4% for each percentage point below the 85% minimum Peak Hour Rolling Average Capacity Factor Performance Level. Should Cogenron, in any month, fail to meet both the 75% seven month Peak Capacity Factor Performance Level and the 85% Peak Hour Rolling Average Capacity Factor Performance Level, the reduction of Cogenron's Capacity Payment for that month shall be the greater of the two as the case may be, required Capacity Payment reductions or eliminations. If the twelve (12) month Rolling Average Capacity Factor Performance Level at the end of any month is less than 65%, Cogenron shall receive no Capacity Payment for that month irrespective of Cogenron's meeting the seven month Peak Capacity Factor Performance Level and/or the Peak Hour Rolling Average Capacity Factor Performance Level for that month.

        Notwithstanding anything to the contrary contained herein, in the event that Cogenron fails to deliver, due solely to fuel unavailability, in any seventy-two (72) hour period, ninety percent (90%) of the Contract Level, or 90% of any lower capacity level requested by TU Electric, and such failure is without the prior written approval of TU Electric, Cogenron agrees to payment reductions from TU Electric as follows:

                (a) for the first two hours, consecutive or nonconsecutive, the payment reduction will be five percent (5%) of the next Capacity Payment (unadjusted);

                (b) for the second two hours, consecutive or nonconsecutive, the payment reduction will be two and one-half percent (2.5%) of the next Capacity Payment (unadjusted);

                (c) for each additional one hour, whether consecutive or nonconsecutive, the payment reduction will be one percent (1%) of the next Capacity Payment (unadjusted); provided that, should the next Capacity Payment (unadjusted) be entirely forfeited by the payment reduction provided herein, such payment reduction shall apply to later Capacity Payments until all payment reductions have been paid.

        It is further agreed that such payment reductions shall be liquidated damages and not penalties.

        3.7 Delivery of Power During Primary Term. Cogenerator shall at any time, upon TU Electric's request, increase deliveries of energy up to a maximum rate of delivery equal to the Contract Capacity plus required spinning reserve, except to the extent that such energy is unavailable because of Force Majeure, Forced Outage or scheduled maintenance.

        3.8 Capacity Payments During Secondary Term. Payments by TU Electric to Cogenron during the Secondary Term shall be governed by Article 4 hereof.

        3.9 Discount Energy; Inadvertent Energy. During the Secondary Term, when TU Electric directs Plant Output to Plant Output Conditions C or D as set forth in Section 4.9.2, TU Electric may, at its option, inform Cogenron that TU Electric is willing to accept a quantity of energy as specified by TU Electric in excess of the MW level provided for the Plant Output Conditions directed by TU Electric (such excess energy being "Discount Energy"). The price for Discount Energy will be 98% of TU Electric's decremental energy price which is made after the fact on an hourly basis using TU Electric's economic dispatch model and is further described in TU Electric's Rate LPP dated May 16, 1994 or any subsequent tariff that replaces Rate LPP. In addition, if TU Electric does not exercise the option to accept Discount Energy, then any energy received by TU Electric during Plant Output Conditions C or D as set forth in Section 4.9.2 in excess of the MW levels for Plant Output Conditions C or D set forth in
Section 4.9.2 (such excess energy being "Inadvertent Energy") will be paid for at the same price as Discount Energy; provided that, any Inadvertent Energy received by TU Electric in excess of 5% of the MW level for the Plant Output Condition specified by TU Electric will be sold and delivered by Cogenron to TU Electric at no cost or charge to TU Electric and will result in no payment from TU Electric for such portion in excess of 5% of the MW level specified for such Plant Output Condition in Section 4.9.2.

                              ARTICLE 4 - PAYMENTS

        4.1 Total Payment During Primary Term. The total payment by TU Electric to Cogenron for the Net Energy delivered by Cogenron, and for the capacity of the Cogeneration Facility made available by Cogenron to TU Electric, shall be the sum of the Capacity Payment, less transmission facility and/or charges by Transmission Service Providers, or any other party or entity, and the Energy Payment, equal to the Net Energy, which makes provision for line losses, any repayments to Transmission Service Providers for line losses or for charges for line losses, and less any other reductions pursuant to the terms hereof, such reductions to be effective up to January 1, 1997. Commencing with January 1, 1997, reduction from payments due to transmission facility and/or service charges shall be made by TU Electric in accordance with Article 17 hereof.

        4.2 Capacity Payments During the Primary Term. Subject to the other terms hereof, including, but not limited to, Articles 3.5 and 3.6 above, the applicable rates for calculation of Capacity Payments will be as follows for the indicated calendar years:

                                                           $ Per KW
                         Year                             Per Month
                         ----                             ---------
                         1987                                $ 3.17
                         1988                                  4.50
                         1989                                 15.10
                         1990                                 16.86
                         1991                                 17.16
                         1992                                 17.67
                         1993                                 18.15
                         1994                                 18.63
                         1995                                 19.10
                         1996                                 19.64
                         1997                                 20.15
                         1998                                 20.42
                        *1999 (first half)                    22.19

*  First half is January 1 to June 30.

        The Capacity Payment will be equal to the applicable rate per kilowatt as specified above multiplied by the applicable Contract Level, less any adjustments thereto made pursuant to Article 3.6 above.

        4.3 Initial Energy Payments. [Deleted.]

        4.4 Subsequent Energy Payments During the Primary Term. Commencing with calendar year 1989 and continuing until the end of the Primary Term, monthly Energy Payments for Net Energy delivered which is equal to or less than 70% of the hours in such month multiplied by the applicable Contract Level specified in
Article 3.1 will be based on the Avoided Energy Cost as specified on Page 2 of
Exhibit I attached hereto. Any Net Energy delivered from the Cogeneration Facility in excess of (Contract Capacity x Hours in the Month x .7) minus MWH of Additional

Backdown Energy for that month, which is not priced based on the criteria set forth in Article 4.5, shall be priced as set forth on Page 2 of Exhibit 1.

      4.5 Incentive Energy Payments During the Primary Term. Commencing with January 1, 1989 and continuing until the end of the Primary Term, Cogenron will be paid for Net Energy delivered which is in excess of (Contract Capacity x Hours in the Month x .7) minus MWH of Additional Backdown Energy in the corresponding month based on TU Electric's weighted average cost of gas calculated by the formula shown in Exhibit II, provided both of the following two criteria are met:

                (i) the twelve-month Rolling Average Capacity Factor Performance Level must be greater than 70%; and

                (ii) the current month Capacity Factor Performance Level must be greater than 70%.

        Should either of such criteria not be met, then any energy above said 70% level delivered during said month shall be priced as set forth on Page 2 of
Exhibit I.

        4.6 Reduced Energy Payments. [Deleted.]

        4.7 Payment Obligations. The Parties are of the opinion that the capacity and energy rates set forth herein as to both the Primary Term and the Secondary Term are not subject to alteration by any court or regulatory authority, including, without limitation, the PUC. If, however, at any time during the Primary Term or Secondary Term of this Agreement, any court or regulatory authority, other than in response to a proceeding initiated by TU Electric for the purpose of requesting or obtaining such disallowance, and after opportunity for Cogenron to protest, alters the prices for energy and capacity purchases by TU Electric from Cogenron under this Agreement, or the payments resulting from those prices, or the ability of TU Electric to recover payments under this

Agreement from the customers served by TU Electric on a current, monthly basis, then any such payments (or portion thereof) hereunder in excess of such amounts allowed by such court or regulatory authority shall be (effective from the date of such order, and remaining in effect throughout the term hereof or the effective date of any subsequent order) deleted from the payments which would otherwise apply hereunder, provided that, during the Secondary Term only, if the prices or payments are altered in such manner, then TU Electric will within 30 days after such judgment or order becomes final and non-appealable, provide Cogenron with written notice of its election, at its sole option, to either: (a) continue to pay the full price and payments provided in this Agreement, or (b) to pay the reduced prices or payments resulting from the alteration by the court or regulatory authority. If the price or payments are altered and TU Electric elects to pay the reduced price or payments in accordance with clause (b) of the preceding sentence, then Cogenron, at its sole election may, within 30 days after receiving notice from TU Electric, terminate this Agreement upon thirty days written notice. However, any sums initially recouped from TU Electric's ratepayers in either the Primary Term or the Secondary Term, but which are subsequently disallowed by the PUC and charged back to TU Electric, shall not be set-off or credited against subsequent payments made by TU Electric for energy purchased hereunder from Cogenron, except for the last 30 days included in the period of such disallowance.

        4.8 Energy Delivered During Trial Operations. [Deleted.]

        4.9 Payments During the Secondary Term. During the Secondary Term, the total consideration that TU Electric is obligated to pay for all capacity and energy delivered will consist of Capacity Payments, Energy Payments and, if any, Additional Energy Payments. During the Secondary Term, Capacity Payments and Energy Payments will be determined as follows:

        4.9.1 Capacity Payments. During the Secondary Term, monthly Capacity Payments shall be calculated by multiplying the Contract Rate by the Contract Level (subject to adjustment of the Contract Level as provided in this Agreement), with the Contract Rate for each of the months during the Secondary Term specified as follows:

                      Dates:                   $/KW-Month:
                      ------                   -----------
               Jul. to Dec. 1999                     $5.10
               Jan. to Dec. 2000                     $5.20
               Jan. to Dec. 2001                     $5.30
               Jan. to Sept. 2002                    $5.40

The Contract Rate for a particular month is subject to a performance-related adjustment, which shall be calculated as follows:

                4.9.1(a) A "Partial Nonperformance Day" occurs on any day during which, as to any hour of such day, the Available Capacity is less than the Contract Capacity. A "Peak Hour Partial Nonperformance Day" occurs on any day during which, as to any Peak Hour of such Peak Day, the Available Capacity is less than the Contract Capacity. "Available Capacity" is the full amount of capacity (on a kilowatt-hour/hour basis) available at the level shown in the Availability Plan. The amount of a Partial Nonperformance Day ("PND") or Peak Hour Partial Nonperformance Day ("PHPND") will be determined from the following equation ("Partial Nonperformance Equation"):

                 PND or PHPND = CONTRACT CAPACITY - LOWEST AVAILABLE CAPACITY
                                ---------------------------------------------
                                       CONTRACT CAPACITY.

                4.9.1(b) A "Nonperformance Day" occurs when either: (i) the total of all Partial Nonperformance Days, as calculated in accordance with the Partial

        Nonperformance Equation, equals 1; or (ii) an Overstatement Event (as defined in Section 4.9.1(g) occurs. A "Peak Hour Nonperformance Day" occurs when either: (i) the total of all Peak Hour Partial Nonperformance Days, as calculated in accordance with the Partial Nonperformance Equation, equals 1; or (ii) an Overstatement Event occurs in a Peak Hour.

                4.9.1(c) When the total of all categories of Nonperformance Days in the current month plus the previous 11 months equals or exceeds 28, then each additional Nonperformance Day in such current month shall be deemed to be an "Annual Excess Nonperformance Day." If less than 12 full calendar months have occurred since July 1, 1999, then the Annual Excess Nonperformance Days are calculated using only the lesser number of months. To reflect this lower-than-expected quality of firmness, the Contract Rate attributable to such current month shall be reduced by an amount equal to $0.20 per KW for each such Annual Excess Nonperformance Day.

                4.9.1(d) When the total of all Peak Hour Nonperformance Days in any current month which is a Peak Month equals or exceeds two, then each additional Peak Hour Nonperformance Day in such current month shall be deemed to be a "Peak Excess Nonperformance Day." To reflect this lower-than-expected quality of firmness, the Contract Rate attributable to such current month shall be reduced by an amount equal to $0.40 per KW for each such Peak Excess Nonperformance Day.

                4.9.1(e) When the aggregate total of: (i) all Peak Hour Nonperformance Days in any current month which is a Summer Peak Month; plus (ii) all such Peak Hour Nonperformance Days during the last three prior Summer Peak Months equals or exceeds five, then each additional Peak Hour Nonperformance Day in such current month shall be deemed to be a "Summer Excess Nonperformance Day." If less than four full Summer Peak Months have occurred since July 1, 1999, then the Summer Excess Nonperformance Days are calculated using only the lesser number of Summer Peak Months. To reflect this lower-than-expected quality of firmness, the Contract Rate attributable to such current month shall be further reduced by an amount equal to $0.20 per KW for each such Summer Excess Nonperformance Day.

                4.9.1(f) When the aggregate of (i) all Peak Hour Nonperformance Days in any current month which is a Winter Peak Month, plus (ii) all such Peak Hour Nonperformance Days during the last two prior Winter Peak Months equals or exceeds five, then each additional Peak Hour Nonperformance Day in that month is a "Winter Excess Nonperformance Day." If less than three full Winter Peak Months have occurred since July 1, 1999, then the Winter Excess Nonperformance Days are calculated using only the lesser number of Winter Peak Months. To reflect this lower-than-expected quality of firmness, the Contract Rate attributable to such current month shall be further reduced by an amount equal to $0.20 per KW for each such Winter Excess Nonperformance Day.

                4.9.1(g) An "Overstatement Event" means: (i) any hour or hours in a calendar day during which Cogenerator is requested, but is unable, to deliver to TU Electric an amount of capacity and energy (on a kilowatt-hour/hour basis) equal to or greater than a level which is 5 MW less than the level shown in the Availability Plan; or (ii) any period of a calendar day during which Cogenerator's total average delivered capacity (on a kilowatt-hour/hour basis), averaged over the entire period covered by a delivery request from TU Electric, does not equal or exceed the level shown on the Availability Plan; provided that, in calculating such average, there will be excluded from such calculation any actual deliveries in excess of 5 MW above the level shown in the Availability Plan. To reflect this lower-than-expected quality of firmness, TU Electric's Capacity Payment then due to Cogenerator shall be reduced by an amount equal to $170,000 for each Overstatement Event, except to the extent of any event which is excused as referenced elsewhere in this
        Section 4.9.1(g). If requested in writing by Cogenron, when an Overstatement Event is declared by TU Electric, a metering accuracy test will be performed by TU Electric at Cogenron's expense on all relevant meters located at Cogenron. This test may be observed by both TU Electric and Cogenron personnel, or a designee thereof, and will be used to prove or disprove the load levels used in determining the Overstatement Event were accurate. Cogenerator is excused from any Overstatement Event which: (i) Cogenerator proves to TU Electric's reasonable satisfaction: (A) to have been due to a failure that could not have been reasonably foreseen by Cogenerator, and (B) was not done intentionally on the part of Cogenerator, or (ii) if the failure is because of a forced outage on TU Electric's side of the Delivery Point. If Cogenron and TU Electric are unable to agree as to whether or not an Overstatement Event should be excused in accordance with the preceding sentence, then, unless both Parties agree otherwise, the issue will be determined by final and binding arbitration, which shall occur in Dallas, Texas and shall be conducted in accordance with the rules of the American Arbitration Association.

                4.9.1(h) Any Contract Rate reductions or Capacity Payment reductions made under Sections 4.9.1(c) through (g) are cumulative and, therefore, added to one another. Contract Rate reductions and Capacity Payment reductions may occur in any month which result in reducing the Capacity Payment from TU Electric to Cogenerator to zero for that month. Contract Rate reductions and Capacity Payment reductions may occur in any month that result in a negative Capacity Payment amount, and, in such event, such negative Capacity Payment amount will represent a positive amount owed by Cogenron to TU Electric. At TU Electric's option: (i) any additional payments (including, without limitation, Capacity Payments and Energy Capacity) otherwise due in succeeding months shall continue to be reduced until all reductions have been applied; (ii) TU Electric may offset any payments due to TU Electric by Cogenerator under this section against any payments (including, without limitation, Capacity Payments and Energy Payments) due by TU Electric to Cogenerator under this Agreement; or (iii) TU Electric may invoice Cogenron for the amount due and Cogenron shall pay such invoice within thirty days.

                4.9.1(i) Determinations of Partial Nonperformance Days, Nonperformance Days, Partial Peak Hour Nonperformance Days, Peak Hour Nonperformance Days, Annual Excess Nonperformance Days, Summer Excess Nonperformance Days, and Winter Excess Nonperformance Days are to be made based upon availability of Cogenerator's power and energy for the applicable period even if Cogenerator's ability or delivery of power and energy to TU Electric is diminished by planned outages, forced outages, or an event of force majeure (as force majeure is defined in Article 18 of this Agreement) except that a Partial Nonperformance Day or a Peak Hour Partial Nonperformance Day does not occur, and a day is not a Nonperformance Day, Peak Hour Nonperformance Day, Annual Excess

        Nonperformance Day, Summer Excess Nonperformance Day, or a Winter Excess Nonperformance Day, if the Available Capacity for such day is lower than the Contract Capacity due solely to a forced outage on TU Electric's side of the Delivery Point.

                4.9.2 Energy Payments. During the Secondary Term, the amount of the applicable Energy Payment will depend upon the then-applicable Plant Output as directed by TU Electric, pursuant to Section 3.1.2 of this Agreement. The Energy Payment shall include Cogenerator's VOM charge and a fuel charge and apply as shown on the following table:


PLANT OUTPUT            DIRECTION BY TU ELECTRIC           EQUATION FOR ENERGY PAYMENT ($/MWH)
 CONDITION
----------------------------------------------------------------------------------------------------------------
A          TU Electric directs Plant Output to normal      Energy Payment = [((8.3 x Gas Price) + VOM) x Net
           Plant Output (435 MW) in 3-CT operating         Energy (expressed in MWH) generated in Plant Output
           mode                                            Condition AJ; provided that this equation does not
           or                                              apply to "Ramp Hours," which are defined and
           TU Electric directs Plant Output to normal      governed by the subsection applicable to Plant Output
           Plant Output (275 MW) with 2-CT operating       Condition E below.
           mode
           and
           hourly accumulator indicates Net Energy
           exceeds 260 MW per hour
           or
           Cogenron declares a limitation.
----------------------------------------------------------------------------------------------------------------

B          TU Electric requests Plant Output to maximum    When in 3-CT mode, Energy Payment = [((8.3 x Gas
           3-CT operating mode in excess of 435 MW;        Price) + VOM) x Net Energy (expressed in MWH)
           or                                              generated in Plant Output Condition B up to 435 MW]
           TU Electric requests Plant Output to maximum    + [((12.0 x Gas Price) + VOM) x Net Energy
           2-CT operating mode in excess of 275 MW.        (expressed in MWH) generated in Plant Output
                                                           Condition B in excess of 435 MW]. When in 2-CT
                                                           mode, Energy Payment = [((8.3 x Gas Price) + VOM)
                                                           x Net Energy (expressed in MWH) generated in Plant
                                                           Output Condition B up to 275 MW] + [((12.0 x Gas
                                                           Price) + VOM) x Net Energy (expressed in MWH)
                                                           generated in Plant Output Condition B in excess of
                                                           MW].
----------------------------------------------------------------------------------------------------------------

C          TU Electric directs Plant Output to 234 MW      Energy Payment = [((9.5 x Gas Price) + VOM) x Net
           (250 MW in the Winter Peak Months)              Energy (expressed in MWH) generated in Plant Output
           (minimum 3-CT operating mode)                   Condition C up to 234 MW (250 MW in Peak Winter
                                                           Months)] + [an amount determined in accordance
                                                           Section 3.9 for all MWH in excess of 234 MW (250
                                                           MW in Winter Peak Months) generated in Plant Output
                                                           Condition C].
----------------------------------------------------------------------------------------------------------------

D          TU Electric directs Plant Output to 125 MW      Energy Payment = [((9.5 x Gas Price) + VOM) x Net
           (140 MW in the Winter Peak Months)              Energy (expressed in MWH) generated in Plant Output
           (minimum 2-CT operating mode)                   Condition D up to 125 MW (140 MW in Peak Winter
                                                           Months)] + [an amount determined in accordance
                                                           Section 3.9 for all MW in excess of 125 MW (140 MW
                                                           in Winter Peak Months) generated in Plant Output
                                                           Condition D].
----------------------------------------------------------------------------------------------------------------
E          Ramp Hour is the hour:                          Energy Payment if the Hourly Accumulator indicates
Ramp Hour  1. Immediately preceding compliance by          the total MWH generated in such Ramp Hour are less
           Cogenron with TU Electric's direction to Plant  than 300 MWH = [((9.2 x Go Price) + VOM) x MWH
           Output Condition A from Output Condition C      in Ramp Hour] Energy Payment if the Hourly
           or D.                                           Accumulator indicates the total MWH generated in such
           or                                              Ramp Hour are equal to or greater than 300 MWH =
           2. Immediately following compliance by          [((8.3 x Gas Price) + VOM) x MWH in Ramp Hour].
           Cogenron with TU Electric's direction to either
           Plant Output Condition C or D.
----------------------------------------------------------------------------------------------------------------

                    ARTICLE 5 - METERING, BILLING AND PAYMENT

        5.1 Metering of Electrical Energy and Capacity. Electrical energy and capacity delivered by the Cogeneration Facility to the TNP Facilities shall be metered with equipment capable of determining energy and capacity deliveries on a clock-hour basis. All metering and related billing costs shall be paid by Cogenron. Meters and service switches in conjunction with such meters shall be installed in accordance with the latest revision of the American National Standards Institute (ANSI), Incorporated, Standard C12.1.

        5.2 Monthly Metering. TU Electric or its agent shall read the meters pertinent to said service on a monthly basis. In the event a monthly meter reading is not made, the Parties shall mutually estimate purchases for that month and render payment accordingly, with adjustments for actual purchases being made in subsequent months; provided that, when possible, adjustments for actual purchases shall be made in the next month's statement.

        5.3 Inspection of Meters. All meters used to determine the billing hereunder shall be sealed and the seals shall be broken only upon occasions when the meters are to be inspected, tested or adjusted. Either Party shall have the right to inspect and test all meters upon their installation and in accordance with the ANSI standards regarding meter testing. Either Party may inspect or test a meter more frequently than required hereunder, and the expense of such inspection or test shall be borne equally by the Parties in accordance with the prevailing provisions and fees of applicable PUC regulations on meter testing. Such Party shall give reasonable notice to the other Party of the time when any inspection or test shall take place, and said other Party may have representatives present at the test or inspection. If any meter is found to be defective or operating outside the permissible tolerances, it shall be adjusted, calibrated, repaired or replaced by TU Electric, after Cogenron's concurrence, at Cogenron's expense. If a meter or other measuring equipment fails to register or, upon test, is found not to be within the accuracy standards established by the ANSI, an adjustment, mutually agreeable to the Parties, shall be made correcting all measurements made by such inaccurate meter or measuring equipment for:

                (l) the actual period during which inaccurate measurements were made, if such period can be determined, or, if not;

                (2) the period immediately preceding the test of the meter or measuring equipment equal to one-half the time from the date of the most recent test of such meter or measuring equipment, provided that the period covered by such correction shall not exceed six months.

        In the event that the Parties are unable to mutually agree upon any such adjustment, the Parties shall employ an independent consultant, selected by mutual agreement of the Parties, to calculate an appropriate adjustment, and the Parties agree to be bound by the results thereof.

        5.4 Statement and Payment by TU Electric. TU Electric shall, within thirty (30) days from the end of each billing period under this Agreement, render a detailed statement with payment to Cogenron for Contract Capacity and Net Energy received during such period. Cogenron shall have the right to question any statement from TU Electric within one (1) year following the rendering of such statement. TU Electric shall have the right to set-off against any payment, fees or other charges due under this Agreement, any amounts due and owing from Cogenron to TU Electric under this Agreement.

        5.5 Interest on Overdue Payments. Interest on any overdue payment due pursuant to this Agreement shall accrue at a rate equal to the commercial paper rate, plus one (1) percent, charged from time to time by NationsBank in Dallas, Texas computed on the basis of a year of 365 or 366 days, as the case may be, to be applied from the date said payment becomes overdue until the date said payment is received by the other Party.

               ARTICLE 6 - INTERCONNECTION AND REQUIRED FACILITIES

        6.1 Information Regarding Equipment. Cogenron agrees to provide to TU Electric, upon TU Electric's request, information on the design of all equipment associated with the Cogeneration Facility. Cogenron also agrees to request TNP to provide to TU Electric, upon TU Electric's request, information on the design of all equipment associated with any of the TNP Facilities.

        6.2 Review of Information. TU Electric shall not, by reason of its review of Cogenron's plans and specifications referred to in this article, or by reason of its review of any TNP plans and specifications, be responsible for strength of materials, design, adequacy, or capability of the Cogeneration Facility, or its associated electrical equipment, or the Intertie Equipment, or any TNP Facilities; and such review shall not be deemed an endorsement, approval or warranty of the Cogeneration Facility or its associated electrical equipment, or the Intertie Equipment, or any of the TNP Facilities.

        6.3 Construction and Operation of Facility. Cogenron warrants to TU Electric that the Cogeneration Facility and associated electrical equipment have been constructed and maintained in a good and workmanlike manner, and shall meet or exceed industry-accepted standards. To the extent applicable, Cogenron, its agents, servants, workmen, employees, contractors and subcontractors, shall observe and follow the provisions of the National Electrical Safety Code in the operation of the Cogeneration Facility.

        6.4 Permits. Cogenron shall be solely responsible for obtaining any permits or other governmental approvals necessary for the construction, operation and maintenance of the Cogeneration Facility.

        6.5 Required Facilities. TU Electric shall evaluate, design, install, control, own, operate and maintain all Required Facilities and perform all work, at TU Electric's expense, necessary to reliably and safely connect the Delivery Point to the rest of the TU Electric System in order to accept and meter the energy and capacity to be transmitted hereunder. During the term of this Agreement, TU Electric may design, construct and install such improvements, additions or other changes to Required Facilities as it may deem to be necessary or desirable. TU Electric shall control, operate and maintain any such improvements, additions or other changes.

        6.6 Changes to Facilities. The Parties recognize that certain improvements, additions or other changes in or to the Point of Interconnection, Delivery Point, or Transmission Service Providers' transmission facilities may be required for the economical, reliable and safe transmission to TU Electric of the energy and capacity covered hereunder. Any such improvements, additions or changes relating to the transmission of capacity and energy covered by this Agreement shall be made in accordance with the then-current PUC Substantive Rules concerning open access comparable transmission service.

                        ARTICLE 7 - CONDITIONS OF SERVICE

        7.1 Warranty By Cogenron. Cogenron warrants that the Cogeneration Facility shall continue to produce throughout the term hereof, both the Primary Term and the Secondary Term, sinusoidal 60 Hertz alternating current power in accordance with normal utility standards.

        7.2 System Emergency. In the event that a TU Electric System Emergency caused wholly or partially by Cogenron or by the operation of the Cogeneration Facility shall occur, or an emergency so caused shall occur within the ERCOT System, Cogenron shall, upon telephonic notice by TU Electric, immediately correct the condition which created, or is contributing to, the emergency condition. If Cogenron cannot do so, TU Electric may immediately take whatever action is necessary, including disconnection of the Cogeneration Facility, to remedy the problem; it being understood that TU Electric shall have no right or obligation hereunder to correct or otherwise repair any equipment not owned by TU Electric. Cogenron shall bear any and all cost or expense directly related to Cogenron's contribution to said TU Electric System Emergency through Cogenron's operation of the Cogeneration Facility, including all costs or expenses incurred by TU Electric or any affiliate thereof in correcting the problem.

        7.3 Disconnection. From time to time, TU Electric may deem it necessary to disconnect the Transmission Service Providers' facilities from the TU Electric System in order to make repairs, changes, tests or inspections, or in the event of an outage of transmission facilities, a TU Electric System Emergency, or a TU Electric System operating condition which necessitates such. TU Electric is hereby granted the continuing right to effect such disconnection, and Cogenron's agreement with TNP shall expressly recognize such right. TU Electric shall provide Cogenron with such prior notice as may be reasonable or practical under the circumstances and shall make all reasonable efforts under the particular circumstances to restore operations as soon as possible. In no event shall TU Electric be liable to Cogenron for such disconnection or any costs or damages arising therefrom, so long as such disconnection by TU Electric was effected by TU Electric in good faith.

        7.4 Deficiency or Excess of Deliveries to TNP. If Cogenron fails to deliver to TNP the amount of energy Cogenron has scheduled to deliver to TNP for TU Electric's account, then Cogenron shall be solely responsible to TNP for any such deficiency or excess, and Cogenron shall bear any liability resulting therefrom.

        7.5 Miscellaneous Conditions of Service. It is agreed by Cogenron and TU Electric that:

                7.5.1 TU Electric shall design, install, control and test, at Cogenron's expense, as often as TU Electric deems necessary, the telemetering, communications and data acquisition equipment necessary for effective operation of the Cogeneration Facility, the TNP Facilities, and the facilities of Houston Lightning and Power Company, with the TU Electric System. Such equipment shall include communication and data transmission (telemetering) facilities and control equipment operable by TGM, and/or any alternate location designated by TU Electric. Any leased communication facilities shall be obtained and operated at Cogenron's expense. TU Electric shall also have the right to design, install, control and test, as often as

        TU Electric deems necessary, metering equipment to monitor the fuel supply pressure for the Cogeneration Facility.

                7.5.2 All generators at the Cogeneration Facility shall remain on line until system frequency has declined to a level below 58.5 Hertz, and shall include equipment providing for manual or automatic trip at or below 58.0 Hertz, with a minimum of a one-half second delay.

                7.5.3 The Cogeneration Facility shall be equipped with automatic controls for both frequency and voltage response, and Cogenron shall give telephonic notification to PSO at any time when such automatic controls are out of service or not functioning properly.

                7.5.4 Cogenron shall staff the control room of the Cogeneration Facility with a qualified operator(s) during all hours when the Cogeneration Facility is in operation.

                7.5.5 TU Electric shall promptly notify Cogenron's operator(s) of any outage or malfunction of equipment and facilities on the TU Electric System that would prohibit or limit TU Electric's receipt of power and energy generated by the Cogeneration Facility or any other condition affecting operation of the Cogeneration Facility. Cogenron shall report performance of the Cogeneration Facility to TU Electric utilizing the standard Generator Availability Data System methodology of the National Electric Reliability Council and in a format and medium acceptable to TU Electric. In addition, Cogenron shall supply sufficient data for the calculation of the Peak Hour Rolling Average Capacity Factor Performance Level.

                7.5.6 Cogenron shall obtain prior telephonic approval of PSO for any closing of main circuit breakers of the Cogeneration Facility, whether for testing or for operations, and of any outage of, or limitation on, generation by Cogenron's facility.

                7.5.7 Cogenron shall keep maintenance records of the generator(s) and control and protective equipment at the Cogeneration Facility, which records shall be available to TU Electric for inspection at all reasonable times.

                7.5.8 Cogenron shall furnish TU Electric with its long-term preventive maintenance program for each major item of equipment of the Cogeneration Facility, including a schedule of planned outages for inspection, repair, maintenance and over-haul. Such maintenance information shall be furnished as soon as practicable following installation of the Cogeneration Facility. Maintenance programs shall be based on manufacturer's recommendations and may be altered from time to time by reason of later manufacturer's releases pertaining to major items of equipment of the Cogeneration Facility together with the experience of Cogenron in operating same. Cogenron shall promptly advise TU Electric of any such changes. The specific times for planned outages of the Cogeneration Facility shall be scheduled annually in advance by agreement of TU Electric and Cogenron so as to coordinate planned outages of the Cogeneration Facility with planned outages of TU Electric's generating facilities, of generating facilities of others interconnected with the TU Electric System, and of TU Electric's transmission facilities necessary to receive power and energy from the Cogeneration Facility.

                7.5.9 Cogenron shall report to PSO, on a timely basis, those items and/or conditions necessary for TU Electric's internal planning and compliance with TU Electric's guidelines in effect from time to time. The information supplied shall include, without limitation, the following: (1) status (on or off line) within 15 minutes; (2) Availability Plan for the next business day and for any other day prior to the next business day which is not a business day, including capacity available from the Plant; (3) generating equipment overhaul or scheduled outage plans for the year (updated weekly); (4) any scheduled or planned transmission or switchyard clearances or maintenance plans for the next twelve (12) months (updated weekly); (5) time and cause of outage of Cogenron's generator(s) or circuit breaker(s) included in Cogenron's Cogeneration Facility; (6) monthly generation estimates by August 1 for the next calendar year, (7) prompt updates of the monthly generation estimates when any changes are anticipated; and (8) at least thirty
        (30) days prior to each calendar quarter, generation estimates, calculated on a month-by-month basis, for the next twelve (12) month period.

                7.5.10 Spinning Reserve. During the Primary Term, at any time when the temperature at the Cogeneration Facility is below 85 degrees F and up to a maximum of two hundred (200) hours in each calendar year when said temperature is above 85 degrees F, Cogenron shall, if requested by TU Electric, provide at least six percent (6%) additional capacity of the then released capacity for a minimum of six (6) consecutive hours. The only exception to the foregoing will be those hours in which the steam demand on the Cogeneration Facility is 300,000 lbs/hr or less, in which case Cogenron will provide 15 MW of additional capacity. The Cogeneration Facility will be operated in such a manner as to allow such response to be at a rate of seventy (70) MW in twelve and one-half (12 1/2) seconds. This Section 7.5.10 shall have no application during the Secondary Term hereof.

        7.6 Duty to Use Good Faith & Gas Supply. All contracts for the supply of fuel to the Cogeneration Facility shall be negotiated and consummated by Cogenron in good faith in a manner designed to result in an economic, reliable and consistent supply of fuel in such quantities as are necessary for Cogenron to perform its obligations under this Agreement. Both Parties shall continue to explore methods for providing a natural gas supply for the Plant; provided that, Cogenron's obligations to maintain such supply of gas throughout the Primary Term and Secondary Term, are not in any event, diminished or affected. Cogenron's total compensation for fuel, including all transportation, balance premium and other costs of obtaining fuel supply are included in the Energy Payments.

      By April 1, 1998, Cogenron and TU Electric will jointly prepare a solicitation to acceptable, potential natural gas suppliers detailing the following information: (a) the delivery point of the gas; (b) the quality of the gas required; (c) estimated quantities of gas (on an annual and monthly basis) to be supplied; and (d) the term of such gas deliveries. The solicitation will:
(i) request that bidders offer a gas price per MMBtu based on an acceptable published natural gas index and (ii) require that bids must be received no later than May 1, 1998 to be considered. TU Electric will assist Cogenron in the evaluation of the bids and subsequent negotiation of a gas supply contract. A gas supply contract, which is mutually acceptable to Cogenron and TU Electric, will be executed by Cogenron, as purchaser, and the third party, as seller, on or before June 30, 1998.

        If a gas supply contract, which is mutually agreeable to Cogenron and TU Electric, has not been executed by June 30, 1998, TU Electric, at its sole election, may elect to supply gas for the Cogeneration Facility during the Secondary Term upon delivery of written notice to Cogenron by June 30, 1998; provided that, after receipt of such notice, TU Electric and Cogenron hereby agree to negotiate in good faith a written amendment to this Agreement setting out mutually-agreeable terms relating to the supply of gas by TU Electric, including, without limitation, a provision setting TU Electric's gas supply obligation at levels for the various Plant Output Conditions that reflect the heat rates assumed in the equations for Energy Payments contained in the table set forth in Section 4.9.2.

      7.7 Duty to Inform. Cogenron shall keep TU Electric informed of all matters significant with respect to the construction and operation of the Cogeneration Facility and the supply of fuel thereto.

      ARTICLE 8 - OWNERSHIP, INSTALLATION AND MAINTENANCE OF EQUIPMENT 8.1 Cost of Installation and Maintenance. TU Electric shall bear no costs associated with the maintenance, installation or operation of the Cogeneration Facility or the Point of Interconnection.

      8.2 Ownership. Cogenron shall own, operate, maintain and repair the Cogeneration Facility at its sole cost and expense, and maintain such facility in a safe and proper operating condition consistent with all applicable statutes, regulations, codes, and the duties and obligations stated herein. In addition, Cogenron shall operate such Cogeneration Facility in accordance with all of the requirements, guidelines and specifications of TU Electric, as amended from time to time.

      8.3 Cogenron's Liability. Cogenron shall be solely responsible for the installation, maintenance, and operation of any equipment it deems necessary to protect the Cogeneration Facility from faults or other conditions on the TU Electric System, or the TNP Facilities. In addition, Cogenron shall be solely responsible for, and shall indemnify TU Electric against any liability for, all present or future federal, state, municipal or other taxes applicable by reason of the sale of energy and capacity hereunder, or related to the Contract Capacity, or the installation of the Cogeneration Facility, or otherwise.

      8.4 Costs Billed to Cogenron. Any costs to be billed by TU Electric to Cogenron pursuant to this Agreement will include all out-of-pocket costs of TU Electric, as well as all internal TU Electric costs, including labor, materials and equipment, together with fully distributed loading of associated overhead costs in accordance with TU Electric's standard costing practices. Unless otherwise provided by this Agreement, all payments from Cogenron to TU Electric pursuant to this Agreement shall be payable within thirty (30) days of Cogenron's receipt of an invoice from TU Electric.

                    ARTICLE 9 - INSPECTION AND ACCESS RIGHTS

     9.1 Access Rights. Cogenron shall cause TNP to allow TU Electric, throughout the term of this Agreement (and a reasonable time thereafter) rights-of-way and easements adequate for TU Electric to install, operate, maintain, repair, replace and remove any facilities or associated electrical equipment used in connection with any of the operations covered hereunder and connected to, or affecting in any way, the TU Electric System, including adequate and continuing access rights. Cogenron shall execute such other grants, deeds or documents as TU Electric may require to enable it to record such rights-of-way and easements.

     9.2 TU Electric Inspection. Cogenron shall permit and shall cause any third parties over which it has control to permit employees and inspectors of TU Electric to examine and conduct such operating tests and inspections as are reasonably deemed necessary by TU Electric to ascertain that the Intertie Equipment is functioning properly. Cogenron shall reimburse TU Electric for all costs associated with such inspection or tests.

                            ARTICLE 10 - TERMINATION

     10.1 Right to Terminate. In addition to the other causes for termination provided herein, TU Electric shall have the right, except during occurrences of force majeure (as defined in Article 18 of this Agreement) to terminate this Agreement, upon written notice, without any liability or responsibility hereunder, and without prejudice to any other power, right or remedy which TU Electric may have hereunder, if any or all of the following enumerated events occur:

            10.1.1 In the event of Cogenron's bankruptcy or insolvency, or in the event of the initiation of any proceeding, voluntary or involuntary, against Cogenron under the bankruptcy or insolvency laws, or in the event of Cogenron's inability to meet its debts in the ordinary course of business; provided, however, that there shall be no termination of this Agreement if, within ten (10) days from the receipt of written notice from TU Electric to terminate, Cogenron as debtor in possession, or Cogenron's trustee, receiver, assignee or custodian, whichever is obligee under this Agreement, in writing affirms this Agreement and demonstrates, to TU Electric's satisfaction, the ability to fulfill its or their obligations under this Agreement.

            10.1.2 In the event any disconnection effected pursuant to Article
      7.2 or otherwise hereunder continues for sixty (60) days due to Cogenron's failure to correct or remedy the cause thereof or its portion of the cause thereof, provided, however, that if any such cause (other than a failure to make any required payment hereunder) cannot by the exercise of due diligence be cured within such sixty (60) day period, TU Electric shall not have the right to terminate this Agreement if Cogenron within such sixty (60) day period has taken all steps necessary to begin the cure of such cause so as to effect said cure as soon after the expiration of such sixty (60) day period as may be feasible.

            However, TU Electric shall have the right to terminate this Agreement for any such cause of disconnection that continues for six (6) months from the disconnection date, regardless of Cogenron's attempts to correct such. No termination shall occur, however, in the event both Parties agree that satisfactory efforts are being made to cure such cause.

            10.1.3 [Deleted.]

            10.1.4 Construction of the Cogeneration Facility is abandoned or operation of the Cogeneration Facility is abandoned after construction thereof

            10.1.5 If either of the following events occur: (1) during the Primary Term, if Cogenron fails to deliver energy at an Peak Month Rolling Average Capacity Factor Performance Level equal to, as a minimum, fifty percent; or (2) during the Primary Term, if Cogenron fails to deliver energy at a Peak Hour Rolling Average Capacity Factor Performance Level equal to, as a minimum, fifty percent.

            10.1.6 Cogenron fails to deliver energy at a Capacity Factor Performance Level equal, as a minimum, to fifty percent (50%) during any twelve (12) month period during the Primary Term.

            10.1.7 TNP or any other Transmission Service Providers becomes unwilling, unable or fails for any reason, for a period of 180 consecutive days, to transmit the energy and capacity covered hereunder from the Cogeneration Facility to the TU Electric System, as required herein.

            10.1.8 Cogenron ceases to operate the Cogeneration Facility for a period of ninety (90) consecutive days, or Cogenron is unable, unwilling, or fails for any reason to generate and have available for transmission the capacity and energy required hereunder or deliver Comparable Energy and Capacity as provided in Article 11.3 below.

      10.2 Bankruptcy or Insolvency of TU Electric. In the event of TU Electric's bankruptcy or insolvency, or in the event of the initiation of any proceedings, voluntary or involuntary, against TU Electric under the bankruptcy or insolvency laws, or in the event of TU Electric's inability to meet its debts in the ordinary course of business, Cogenron, upon providing written notice, may terminate this Agreement; provided, however, there shall be no right to terminate hereunder if, within ten (10) days from the receipt of written notice from Cogenron to terminate, TU Electric, as debtor in possession, or TU Electric's trustee, receiver or custodian, whichever is obligee under this Agreement, in writing affirms this Agreement and demonstrates to Cogenron's reasonable satisfaction the ability to fulfill its or their obligations under this Agreement. In the event of such termination, however, TU Electric will, at Cogenron's request, use its best efforts to transmit electricity at the then PUC-approved rules and rates from the Point of Delivery hereunder to any other electric utility that Cogenron may designate from among the utilities interconnected with the TU Electric System; provided that such transmission does not jeopardize the reliability of the TU Electric System and can be done consistent with TU Electric's service obligations under Texas and federal law.

      10.3 Disposition of Plant and Equipment. Cogenron shall be solely responsible for any costs associated with the removal, relocation or other disposition of the Cogeneration Facility and the Intertie Equipment upon termination of this Agreement.

          ARTICLE 11 - LIMITATION OF LIABILITY; PAYMENT ON TERMINATION;
              SUPPLY OF COMPARABLE ENERGY AND CAPACITY; RECOUPMENT
                      OF EARLY CAPACITY PAYMENT; INDEMNITY

      11.1 Limitation of Liability. Notwithstanding any other provision of this Agreement to the contrary, neither Party shall be liable to the other hereunder for loss of profits (except for those which would have been earned under this Agreement), cost of capital, consequential damages, attorneys fees, damages arising out of business interruption or costs of business relocation. Moreover, Cogenron agrees to indemnify TU Electric against, and hold TU Electric harmless from any claims, demands, suits and liability of any nature raised or made by Union Carbide Corporation, or by any former or current parent, subsidiary or affiliate of Cogenron Inc., or by TNP in connection with this Agreement, or any operation thereunder, of the Cogeneration Facility.

        11.2 Payment on Termination. In the event that, during the Primary Term, this Agreement is ever terminated pursuant to the provisions of Articles 10.1 (except for certain instances of termination under Article 10.1.7, as referenced below in this Article 11.2), 12.2 or 15.3 of this Agreement, Cogenron shall pay to TU Electric an amount equal to ten percent (10%) of the remaining Capacity Payments and Energy Payments which would have otherwise been payable to Cogenron for the remaining Primary Term under this Agreement, had such payments been made with a 6.5% per annum progressive payment and an assumed 65% Annual Capacity Factor Performance Level, as calculated below. Cogenron shall pay to TU Electric the amount shown below for the year in which the termination occurs and shall also, in addition to the numbers shown below, include interest at the commercial paper rate charged from time to time by NationsBank in Dallas, plus one percent, such interest to commence accrual as of the date of termination of this Agreement. Such payment amount upon termination of this Agreement shall be as follows:

           Termination                  Payment Amount
     during calendar year:       (not including interest):
     ---------------------       -------------------------
               1987                    $ 82,984,000
               1988                      81,061,000
               1989                      76,110,000
               1990                      74,103,000
               1991                      71,916,000
               1992                      69,055,000
               1993                      65,167,000
               1994                      60,149,000
               1995                      53,744,000
               1996                      45,313,000
               1997                      34,827,000
               1998                      22,745,000
               1999                       8,350,000

      The applicable sum of money shall be payable to TU Electric, in full, thirty days following the termination of this Agreement; provided, however, should a termination of this Agreement occur pursuant to Article 10.1.7, the payment provided in this Article 11.2 shall not apply unless the unwillingness, inability or failure of TNP or any other Transmission Service Provider to transmit the energy and capacity covered hereunder is due or attributable to some act or omission on the part of Cogenron.

        11.3 Supply of Comparable Energy and Capacity. In the event Cogenron ceases operation of the Cogeneration Facility, Cogenron may deliver in accordance with the terms hereof to TU Electric Comparable Energy and Capacity produced at another facility within ERCOT, and TU Electric shall accept and pay for, in accordance with the terms of this Agreement, such energy and capacity as fulfillment of Cogenron's duties and obligations under this Agreement, provided that such energy and capacity complies in all respects with the definition of Comparable Energy and Capacity as contained herein. If Cogenron delivers such Comparable Energy and Capacity, payment for same shall be the sole responsibility of Cogenron and TU Electric shall not be liable under any circumstances for any payments to third parties including, without limitation, all transmission service charges and fees of any nature. If Cogenron ever ceases to deliver, in accordance with all the terms hereof, such Comparable Energy and Capacity (other than any cessation due to a rejection by TU Electric of such Comparable Energy and Capacity due to cost, as provided below in this Article 11.3), then this Agreement shall terminate as of the date of such cessation and the applicable amount under Article 11.2 shall become fully due and payable.


      TU Electric shall have the continuing right to reject and refuse to pay Cogenron for any Comparable Energy and Capacity tendered by Cogenron at any time under this Article 11.3, if TU Electric is able to obtain such energy and capacity at a lower cost than would be payable to Cogenron under this Agreement. In the event of such rejection by TU Electric, Cogenron shall have no further obligation to deliver Comparable Energy and Capacity hereunder for the remainder of the then current calendar year. Commencing with January I of the following year, Cogenron's obligations to deliver energy and capacity, or Comparable Energy and Capacity, shall commence again in accordance with all of the terms and provisions hereof, subject to TU Electric's subsequent exercise of its right of rejection.

      11.4 Recoupment of Early Capacity Payment. In the event of the termination of the Agreement for any reason prior to twelve years following the Commercial Operating Date, Cogenron shall pay to TU Electric the amounts shown below for the year in which such termination occurs. (For example, if termination of this Agreement occurs in the year 1987, Cogenron would owe TU Electric $7,475,000 to compensate for early capacity payments, plus interest, made by TU Electric to Cogenron hereunder.)

                Year            Amount Due,
                ----            -----------
                1987            $ 7,475,000
                1988             29,575,000
                1989             33,566,000
                1990             42,280,000
                1991             49,461,000
                1992             54,699,000
                1993             57,519,000
                1994             57,316,000
                1995             53,441,000
                1996             45,141,000
                1997             31,549,000
                1998             11,619,000
                1999                -0-

      11.5 Termination Other Than at End of Year. The amounts shown in Article
11.4 are payable by Cogenron to TU Electric for termination of the Agreement at the end of the corresponding year. If such termination occurs other than at the end of a year, then the amount to be paid by

Cogenron to TU Electric to enable TU Electric to recoup early capacity payments shall be the sum of the amount payable had termination occurred at the end of the year prior to the date of termination, plus interest thereon at the rate of 11.75% per annum from the end of such prior year until the date of termination, plus such portion of the appropriate amount shown below as is proportional to the day of the year on which the Agreement is terminated.

      Year of Termination            Amount to be Apportioned
      -------------------            ------------------------
               1988                         $21,222,000
               1989                             515,000
               1990                           4,771,000
               1991                           2,213,000
               1992                            (574,000)
               1993                          (3,608,000)
               1994                          (6,960,000)
               1995                         (10,611,000)
               1996                         (14,580,000)
               1997                         (18,895,000)
               1998                         (23,635,000)
               1999                         (12,281,000)

      11.6 Indemnity. In addition to other indemnities provided herein Cogenron agrees to defend, protect, indemnify, and save harmless TU Electric, parent or affiliate corporations, their agents, servants, officers, directors, and employees, from and against all claims, expenses, demands, judgments, and causes of action of every kind and character for personal injury or death or damage to property of Cogenron's agents, servants, and employees, as well as the agents, servants, and employees of Cogenron's contractors, arising out of or incident to the construction, operation or maintenance of the Cogeneration Facility.

      Cogenron shall defend, protect, indemnify, and save harmless TU Electric, and its parents or affiliate corporations, and their officers, directors, agents, servants, and employees from and against any and all claims, expenses, demands, judgments, and causes of action of every kind and character whatsoever arising in favor of any person or entity (other than the agents, servants, and employees of Cogenron or of Cogenron's contractor, as provided in the paragraph immediately above), including but not limited to claims, demands, judgments, causes of action on account of personal injuries or death, or damage to property arising out of or incident to the construction, operation or maintenance of the Cogeneration Facility. It is the clear and unequivocal intent of the Parties hereto that Cogenron's obligation to defend, protect, and save harmless TU Electric shall be full and complete for any work performed, with the only exception being that, as to claims arising in favor of persons or entities other than for injury, death, or damage to the agents, servants, and employees of Cogenron or Cogenron's subcontractor, TU Electric shall not be entitled to indemnification for claims, demands, expenses, judgments, and causes of action resulting from TU Electric's sole negligence.

                ARTICLE 12 - NO OPERATION IN INTERSTATE COMMERCE

      12.1 Cogenerator Warranties. Cogenerator represents and warrants:

            12.1.1 that Cogenerator does not, and will not, directly or through connections with other entities transmit sell, or deliver electric energy generated at the Plant in interstate commerce, other than electric energy that is put into interstate commerce after it is delivered to TU Electric; and

            12.1.2 that Cogenerator has opened, and will keep open, all electrical connections controlled by it that are necessary to prevent transmission of electric energy generated at the Plant in interstate commerce before it is delivered to TU Electric.

      12.2 Right to Suspend and Terminate. If Cogenerator transmits, sells, delivers, purchases, or receives electric energy delivered to TU Electric in interstate commerce or maintains any interconnection for those activities, then TU Electric may, besides any other remedies it may have, including the remedy specified in Section 12.3 below, exercise either or both of these remedies:

            12.2.1 immediately suspend receipt of electric power and energy from, and delivery of power and energy to, Cogenerator; or

            12.2.2 immediately terminate this Agreement by sending written notice of termination to Cogenerator.

            12.3 Specific Performance. It is impossible or very difficult to measure in money the damages that would accrue due to any breach of the representations and warranties made in this Article 12, or any failure in the performance of any of the obligations contained in this Article 12 and, for that reason, among others, the Parties agree that TU Electric is entitled to specific performance of this Article 12, besides any other remedies that may exist and, for that reason, among others, the Parties agree that TU Electric is entitled to specific performance of this Article 12, besides any other remedies that may exist. Cogenerator waives any claim or defense that an adequate remedy at law exists, if TU Electric institutes any proceedings to enforce any provision of this Article 12.

            12.4 Exceptions. Nothing in this Article 12 precludes the use of connections for the transmission of electric energy in interstate commerce
      (i) under bonafide emergencies under Section 202(d) of the Federal Power Act or (ii) if such transmission in interstate commerce occurs because of the orders of the Federal Energy Regulatory Commission, applicable to TU Electric, under Sections 210, 211, and 212 of the Federal Act requiring the establishment, maintenance, modification, or use of any connections that are involved.

                               ARTICLE 13 - NOTICE

        13.1 Notices. Unless otherwise stated herein, all notices, demands or requests required or permitted to be given by either Party to the other under this Agreement, or any instrument or document required or permitted to be tendered or delivered by either Party shall be made: (1) by depositing the same in any United States Post Office, postage prepaid, for transmission by certified or registered mail (except that payments may be forwarded by regular mail) addressed to the other Party, or (2) by personally delivering to the other Party, such transmittal at the following addresses:

                     If to TU Electric:

                     with respect to scheduling and dispatching:

                     Generation Coordinator
                     Power Supply Operations Group
                     TU Electric Company
                     1601 Bryan Street
                     Dallas, Texas 75201-3411
                     (214) 812-6240.

                     with respect to all other matters:

                     Henry A. Bunting
                     Manager, Power Resource Acquisition
                     TU Electric Company
                     1601 Bryan Street
                     Energy Plaza, 12th Floor
                     Dallas, Texas 75201-3411.

                     If to Cogenron:

                     with respect to Cogeneration Facility operations:

                     Shift Supervisor
                     3221 Fifth Avenue South
                     Texas City, Texas 77590
                     (409) 945-7324.

                     with respect to all other matters:

                     President
                     700 Louisiana, Suite 2360
                     Houston, Texas 77002
                     (713) 230-2102.

        13.2 Change of Address. Changes in the aforesaid addresses shall be made by the notice procedure described in Section 13.1 of this Article 13.

             ARTICLE 14 - LIABILITY; DEDICATION; SEVERAL OBLIGATIONS

      14.1 Liability. TU Electric does not, by review and acceptance of the plans and specifications for the construction of the Cogeneration Facility, assume any responsibility or liability for damage or physical injury to: (1) TU Electric real or personal property or electrical equipment, (2) the real or personal property of third persons or corporations not a party to this Agreement, including, but not limited to, Union Carbide Corporation and TNP, (3) the real or personal property and equipment (including the Cogeneration Facility) of Cogenron, and (4) any persons who may come in contact with or upon the Cogeneration Facility and associated equipment; and (5) any other persons or property, real or personal.

        14.2 Dedication. No undertaking by either Party to the other under any provision of this Agreement shall constitute the dedication of that Party's electrical system, equipment, or facilities, or any portion of any of the foregoing, to the other Party or to the public, or affect the status of TU Electric as an independent corporate entity and a public utility, or Cogenron as an independent corporate entity.

      14.3 Several Obligations. Except where specifically stated otherwise in this Agreement, each of the duties, obligations and liabilities of the Parties is to be a several obligation, duty or liability and not joint or collective. Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership or joint venture, or impose a trust or partnership duty, obligation or liability, on or with regard to either Party.

     ARTICLE 15 - REPRESENTATIONS AND WARRANTIES OF THE RESPECTIVE PARTIES

      15.1 Cogenron's Representations and Warranties. In addition to the other representations, obligations, and warranties of Cogenron provided herein, Cogenron hereby represents and warrants unconditionally to TU Electric that:

            15.1.1 Cogenron is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has been duly authorized to do business in the State of Texas.

            15.1.2 Cogenron has full corporate power and lawful authority to accomplish, execute and fulfill all of its obligations and duties hereunder.

            15.1.3 The making and performance by Cogenron of this Agreement have been duly authorized by all necessary corporate action and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment decree, determination or award presently in effect having applicability to Cogenron; (ii) violate any provision of the Articles of Incorporation or Bylaws of Cogenron, or (iii) result in a breach of or constitute a default under any mortgage, indenture or bank loan or credit agreement or any other material agreement or instrument to which Cogenron is a party or by which it or its property is presently bound or affected.

            15.1.4 All authorizations, permits, consents, approvals, licenses or exemptions of, and filings or registrations with, any court or governmental agency or other authority, domestic or foreign, necessary to permit Cogenron to execute and deliver, and to perform its obligations under this Agreement, have been obtained or made at Cogenron's sole expense, and Cogenron is not, and will not be, in violation or default in any respect of or under any law, rule, regulation, order, writ, judgment, decree, determination or award, and is not, and will not be, in violation of or default under any mortgage, indenture, agreement or instrument.

            15.1.5 Cogenron possesses the necessary expertise, technology, manpower, equipment, financial resources and experience to fulfill all of Cogenron's obligations hereunder, including, but not limited to, Cogenron's licensing, procurement, transportation, sale, quantity, quality, and marketing obligations hereunder.

            15.1.6 The Cogeneration Facility is, and will continue to be, throughout the Primary and Secondary Term, a Qualifying Facility, as that term is used and defined in 18 CFR (Code of Federal Regulations) 292, and has been since the date of this Agreement in 1985, and, upon request, Cogenron will provide certification by the FERC of such qualifying status pursuant to 18 CFR 292.207(b).

            15.1.7 Cogenron will comply in a timely manner with all of the terms, provisions and conditions of this Agreement throughout the term hereof.

            15.1.8 Cogenron shall maintain throughout the term hereof a reliable fuel supply for the Cogeneration Facility sufficient for such facility to meet the energy and capacity requirements provided herein.

            15.2 TU Electric's Representations and Warranties. TU Electric hereby represents and warrants unconditionally to Cogenron that:

            15.2.1 TU Electric is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

            15.2.2 The making and performance by TU Electric of this Agreement have been duly authorized by all necessary corporate action and will not:

                        (i) violate any provision of any law, rule, regulation,
                  order, writ, judgment, decree, determination or award presently in effect having applicability to TU Electric;

                        (ii) violate any provision of the Articles of
                  Incorporation or Bylaws of TU Electric; or

                        (iii) result in a breach of or constitute a default
                  under any indenture or bank loan or credit agreement or any other material agreement or instrument to which TU Electric is a party or by which it or its property is presently bound or affected.

                  15.2.3 All authorizations, permits, consents, approvals,
            licenses or exemptions of, and filings or registrations with, any court or governmental agency or other authority, domestic or foreign, necessary to permit TU Electric to execute and deliver, and to perform its obligations under, this Agreement have been obtained or made, and TU Electric is not in violation or default in any material respect of or under any law, rule, regulation, order, writ, judgment, decree, determination or award and is not in violation of or default under any mortgage, indenture, agreement or instrument.

      15.3 Misrepresentation; Breach of Warranty; Fulfillment of Obligations. In the event either Party hereto materially breaches any warranty provided herein, or fails to fulfill any material obligation provided herein, or if any material representation given herein becomes, subsequent to the date hereof, inaccurate, or is discovered to have not been accurate when made, then the Party to whom such representation or warranty was made, or to whom such obligation was due, may, in addition to any other remedies which may be available at law or in equity, terminate this Agreement upon thirty (30) days' written notice to the other Party (such thirty (30) days commencing with the date of the other Party's receipt of such notice), if, by the end of said thirty
(30) day period, the other Party has not cured such breach, misrepresentation or default. Said thirty (30) day notice period shall not be applicable to termination under Article 10.1 or Article 12.2.

                             ARTICLE 16 - INSURANCE

        16.1 Proof of Coverages. Cogenron shall require that its insurance carriers provide to TU Electric proof of insurance as required by Article 16.5 in the form of two (2) copies of an insurance certificate form acceptable to TU Electric. All policies shall be written with insurers acceptable to TU Electric and the certificates received not less than ten (10) days after execution of the Agreement. Such certificates shall provide that there will be sixty (60) days' written notice given to TU Electric of any change in or cancellation of any policy upon which a certificate is required of Cogenron by this Article hereof. All coverages required of Cogenron shall be in full force and effect during Cogenror's performance of this Agreement.

        16.2 Policies. All policies shall be written on an occurrence basis, unless an occurrence basis policy becomes unavailable and shall include TU Electric, its directors, officers, agents, servants, employees and/or independent contractors directly responsible to TU Electric as additional insureds. All policies shall contain an endorsement (if such terminology is not in the printed form) that Cogenron's policy shall be primary in all instances regardless of like coverages, if any, carried by TU Electric.

        16.3 Certificates. All certificates required in this Article 16 shall be furnished to TU Electric and shall be subject to the approval and acceptance of TU Electric, which shall not be unreasonably withheld.

      16.4 Limitation of Liability. Cogenron's liability under this Agreement is not limited to the amount of insurance coverage required herein.

      16.5 Coverage and Limits of Liability. Cogenron at its sole expense shall maintain the following types of coverage and limits of liability:

                                             Limits of Liability
       Type of Coverage                      of Insurance Policy
       ----------------                      -------------------
(1)    Workers' Compensation Insurance       Statutory

(2)    Employees Liability Insurance         1,000,000 per occurrence

(3)     Comprehensive General Public
        Liability Insurance                  $20,000,000 per occurrence

        Including: Coverage for damage
        caused by blasting, collapse,
        underground damage or explosion;
        Independent Contractors;
        Products, Completed Operations;
        Personal Injury; Contractual
        Public Liability covering
        liability assumed in the
        Agreement; Broad Form Property
        Damage; and Excess Employees
        Liability.

(4)     Comprehensive Automobile
        Liability                            $20,000,000 per occurrence

        including: Coverage for all owned,
        hired or non-owned licensed
        automotive equipment.

For Items 3 and 4 above the first $250,000 shall be external coverage, the next $750,000 may be self-insured, and the remainder up to $20,000,000 shall be external coverage.

        16.6 Release and Waiver. Cogenron agrees to release, and will require its insurers (by policy endorsement) to waive their rights of subrogation against, TU Electric, its directors, officers, agents, servants, employees and/or independent contractors directly responsible to TU Electric for loss under the policies of insurance described herein, damages to Cogenron's properties and/or any other loss sustained by Cogenron, whether insured or not.

                  ARTICLE 17 - TRANSMISSION SERVICE AGREEMENTS

        17.1 Negotiation. Except for Comparable Energy and Capacity, TU Electric will administer any transmission service agreements required to deliver energy and capacity to the Point of Delivery. Cogenron shall have the right to approve all transmission service agreements that apply to transmission service during the Primary Term prior to execution by TU Electric, which approval will not be unreasonably withheld.

        17.2 Transmission Service Charge. Except for Comparable Energy and Capacity, it is agreed that:

                17.2.1 Cogenron will reimburse TU Electric for various percentages of all charges, fees and expenses for transmission service and line losses (including, without limitation, Access, Impact and loss components, as now and subsequently defined by the PUC) paid, in money or in kind, by TU Electric and Cogenron agrees to compensate TU Electric for any payments due here from TU Electric arising from transmission service charges, fees and expenses and line losses attributable to energy and capacity delivered at the Point of Delivery, such reimbursement by Cogenron to TU Electric to be in the following percentages for the time periods indicated:

                17.2.1 (a) Prior to midnight on December 31, 1996, such reimbursement by Cogenron will be 100%.

                17.2.l(b) From midnight on December 31, 1996, to midnight on June 30, 1999, such reimbursement shall be 60% for all Access and Impact charges and 100% for all loss components experienced by TU Electric.

                17.2.l(c) Effective as of midnight on June 30, 1999, there shall be no further reimbursement.

                17.2.2 During the Primary Term, Cogenron will pay any and all termination and similar charges due under the terms of all transmission service agreements required pursuant to Section 17.1 to deliver the cogenerated energy and capacity to the Point of Delivery. Cogenron also agrees to indemnify TU Electric against any and all liabilities, costs and expenses, including attorney's fees, which TU Electric may have for termination and similar charges arising under any such agreements.

                17.2.3 Cogenron will have no liability under Sections 17.2.1 or
        17.2.2 for termination charges or for charges for transmission and line losses paid by TU Electric under any such transmission service agreements which accrue subsequent to midnight, on June 30, 1999, or subsequent to any purchase or lease of the Cogeneration Facility by TU Electric pursuant to Article 21 hereof.

                17.2.4 TU Electric shall have the right to deduct, from its payments to Cogenron, in the percentages and for the time periods indicated in Sections 17.2.1(a) through 17.2.1(c), termination charges and charges for all transmission service charges and line losses paid by TU Electric, whether in money or in kind, in respect to or in connection with any energy and capacity delivered to TU Electric under this Agreement.

                17.3 Transmission of Comparable Energy and Capacity. If Cogenron delivers Comparable Energy and Capacity in accordance with the provisions of this Agreement, Cogenron will be responsible for: (i) the negotiation of all transmission service agreements necessary to deliver the Comparable Energy and Capacity to the Delivery Point, and (ii) all such transmission service charges and fees, including without limitation, all Access and Impact charges and all loss components, attributable to the delivery of such Comparable Energy and Capacity to the Delivery Point.

        17.4 Execution of Transmission Service Agreements. TU Electric shall use reasonable efforts to execute and maintain transmission service agreements with Houston Lighting & Power Company ("HL&P"), with TNP, and with all other Transmission Service Providers necessary for the transmission of energy and capacity generated by the Cogeneration Facility and delivered to TU Electric.

                           ARTICLE 18 - FORCE MAJEURE

        18.1 Definition. The term force majeure, as used herein, means acts of God, sudden actions of the elements, such as floods, hurricanes or tornadoes, and actions by federal, state, municipal or any other government or agency, sabotage, war or riots.

                18.1.1 The term force majeure does not include any full or partial curtailment in the electric output of the Facility which is caused by or arises from the act or acts of any third party including, without limitation, any vendor or supplier of Cogenerator, unless such act or acts is itself excused by reason of force majeure.

                18.1.2 The term force majeure does not include any full or partial curtailment in the electric output of the Facility that is caused by or arises from a mechanical or equipment breakdown, unless such breakdown is caused by acts of God, sudden actions of the elements, such as floods, hurricanes or tornadoes, sabotage, war or riots. The foregoing definition of force majeure shall apply even if the mechanical or equipment breakdown occurs without the fault or negligence of Cogenron.

                18.1.3 The term force majeure does not include changes in market conditions or governments action that affect the cost of Cogenerator's supply of fuel or that affect the cost or availability of any alternate supplies of fuel or the demand for Cogenron's product. In addition, force majeure does not include unavailability of equipment, inability to obtain permits, labor strikes or slowdowns, or failure or unavailability of transmission capability, unless same is caused by an occurrence which would fit the definition of force majeure in this Article 18.

        18.2 Conditions Upon Force Majeure. If either Party because of force majeure is rendered wholly or partly unable to perform any of its obligations under this Agreement, that Party shall be excused from whatever performance is affected by the force majeure to the extent so affected provided that:

                18.2.1 the non-performing Party gives the other Party within seven (7) days written notice describing the particulars of the occurrence;

                18.2.2 the suspension of performance is of no greater scope and of no longer duration than is required by the force majeure;

                18.2.3 the non-performing Party uses its best efforts to remedy its inability to perform; and

                18.2.4 when the non-performing Party is able to resume performance of its obligation underthis Agreement, that Party shall give the other Party written notice to that effect.

        18.3 Limitation of Term. Except as otherwise provided, a Forced Outage does not relieve Cogenerator of any of its obligations under this Agreement.

        18.4 Further Limitation of Term. Except as otherwise provided, in no event will any condition of force majeure extend this Agreement beyond its stated term, nor shall any condition of force majeure extend for a time period greater than one hundred eighty (180) days, except upon the written consent of TU Electric, which consent will not be unreasonably withheld; provided, however, that, if the condition of force majeure is not removed within eighteen (18) months, TU Electric may, at its sole option and discretion, reduce or terminate this Agreement.

        18.5 Additional Limitation of Term. If force majeure is applicable, whether declared by Cogenron or by TU Electric, TU Electric shall not be required to make any Capacity Payment for the month(s) or any portions thereof during the pendency of any event of force majeure.

                 ARTICLE 19 - GOVERNMENTAL AND REGULATORY BODIES

        This Amended and Restated Agreement and all operations hereunder are subject to the applicable federal and state laws, together with the applicable ordinances, orders, rules and regulations of any local, state or federal governmental authority having jurisdiction.

          ARTICLE 20 - PRIOR RIGHT TO PURCHASE OR LEASE IN PRIMARY TERM

        Cogenron hereby grants to TU Electric a continuing prior right to purchase or lease the Cogeneration Facility referenced herein, subject only to a prior right of purchase or lease by Union Carbide Corporation, upon the same terms and conditions which Cogenron is willing to sell or lease said facility to an unaffiliated third party. Cogenron shall supply TU Electric in writing with full details regarding any offer to purchase or lease which Cogenron is willing to accept, and TU Electric shall have sixty (60) days from receipt of such information in which to give Cogenron notice of its intent to exercise the prior right to purchase or lease granted herein. In the event that TU Electric elects not to exercise such right, Cogenron may consummate such sale or lease with said third party within a period of sixty (60) days from the earlier of TU Electric's election to not exercise such right or the expiration of the aforesaid sixty (60) day period. If Cogenron has not fully consummated said sale or lease within such 60-day period, then TU Electric's prior right to purchase or lease, in respect to any offer by such third party, will be revived. In any event, TU Electric's prior right to purchase or lease shall continue to remain in effect, including during said 60-day period, as to any offers of purchase or lease received from unaffiliated third parties other than that party which initially made the offer of purchase or lease previously submitted by Cogenron to TU Electric. This Article 20 shall only apply during the Primary Term.

                    ARTICLE 21 - LEASE OPTION IN PRIMARY TERM

        If this Amended and Restated Agreement is terminated by TU Electric pursuant to Articles 10.1 (except for 10. 1.7) or 12.2 or, in addition thereto, by reason of termination for material breach by Cogenron, under Article 15.3, of
Article 15.1.5 or 15.1.8, TU Electric shall have, for a period of sixty (60) days from and after termination, the option to lease the Cogeneration Facility from Cogenron for the balance of the term of this Amended and Restated Agreement. During the term of this Amended and Restated Agreement, either Party may, by giving notice thereof, require that the Parties diligently and promptly expedite the preparation of a lease agreement for the Cogeneration Facility, to become effective upon the exercise by TU Electric of its option. The Parties understand that it is the present intention of TU Electric to operate the Cogeneration Facility for peaking service to the TU Electric System under such lease. Cogenron warrants that said lease agreement shall contain each and every provision that will enable TU Electric to operate the Cogeneration Facility to provide peaking service. Cogenron further warrants that the rent to be paid by TU Electric under the lease agreement shall be nominal only and shall include no profit for Cogenron. Cogenron further warrants that it has the authority to lease the Cogeneration Facility to TU Electric, together with the real property upon which the Cogeneration Facility is located. Cogenron warrants that it shall sell to TU Electric, at the then-reasonable market price, fuel sufficient for TU Electric to operate the Cogeneration Facility for peaking purposes. If, within six months after notice by a Party for preparation of a lease agreement, the Parties have not agreed on the terms and provisions of said lease agreement, the Parties will, unless both agree otherwise, submit to final and binding arbitration all matters pertaining to the lease agreement upon which they have not then agreed. Such arbitration, if required, shall occur in Dallas, Texas and shall be conducted in accordance with the rules of the American Arbitration Association. This Article 21 shall only apply in the Primary Term.

        ARTICLE 21A - RIGHT TO PURCHASE OR LEASE IN SECONDARY TERM

        If during the Secondary Term, Cogenron desires to abandon operation of the Plant, Cogenron shall give TU Electric 180 days prior notice and TU
Electric shall have a continuing and prior right to purchase or lease the Plant and all associated rights, facilities, appurtenances and properties, free and clear of any liens, encumbrances or obligation to third parties, upon such terms and conditions that will allow TU Electric to operate the Plant in a manner to generate and deliver to TU Electric the capacity and energy contemplated in this Agreement at a cost that does not exceed the amount of the payments provided herein. If the Parties have not agreed upon the terms and conditions of such purchase or lease within 60 days of the date upon which Cogenron plans to abandon operation of the Plant, Cogenron and TU Electric will, unless both agree otherwise, submit to final and binding arbitration all matters pertaining to such purchase or lease upon which Cogenron and TU Electric have not then agreed. The rights provided in this Article 2lA are in addition to all other rights and remedies that may be available to TU Electric under this Agreement or otherwise and compliance with this Article 21A is not intended, and shall not be interpreted, to excuse Cogenron in whole or part from any of its obligations set forth in this Agreement.

                               ARTICLE 22 - WAIVER

        Any waiver at any time by either Party of any of its rights, duties, and obligations with respect to any default under this Amended and Restated Agreement, or with respect to any other matters arising in connection with this Amended and Restated Agreement, shall not be deemed a waiver with respect to any subsequent default or other matter, whether or not of like or similar nature.

                     ARTICLE 23 - NO RIGHTS OF THIRD PARTIES

        This Amended and Restated Agreement is intended for the benefit of the Parties hereto. Nothing herein shall be construed to create any duty to, any standard of care with reference to, or any liability to, any person not a party hereto, including specifically, but not limited to, Union Carbide Corporation, Dominion Resources Corporation, Enron Corporation, Calpine Corporation, Enron/Dominion Cogen Corp., Texas Cogeneration Company and TNP.

                           ARTICLE 24 - NO PARTNERSHIP

        This Amended and Restated Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party. Neither Party shall have any fight, power or authority to enter in any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other Party.

                          ARTICLE 25 - SURETY AGREEMENT

      As security for Cogenron's performance under this Agreement, Enron Corporation, the former parent corporation of Enron/Dominion Cogen Corp., executed, contemporaneously with the execution of the June 12, 1985 agreement, a surety agreement of the same date (as previously amended, modified or otherwise supplemented). Calpine Corporation (as successor to Enron) and Enron, together with TU Electric, also executed that Consent and Assignment Agreement dated August 23, 1997 setting forth the respective obligation of Calpine and Enron. By its execution below, Enron Corporation hereby consents to this amendment and restatement of the original June 12, 1985 Agreement, as previously amended and as further amended herein.

                     ARTICLE 26 - CONFIDENTIALITY AGREEMENT

      This Amended and Restated Agreement is regarded by the Parties to be confidential and contain proprietary information. Except for such disclosure as may be compelled by order of court or governmental agency, the Parties agree to keep confidential and not disclose to any third party: 1) the terms of this Agreement, or any amendment thereto; 2) any information or material obtained by one Party from the other pursuant to the terms hereof, including any information or material obtained through any inspection or audit rights; 3) any information concerning or relating to the energy and capacity covered by this Agreement, or the operation of the Cogeneration Facility, or the sales or purchases occurring or to occur hereunder, or the negotiation of this Agreement. Limited disclosures of information may be made by one Party hereto with the express written consent of the other Party, which consent shall specify: 1) the third party to whom such information may be given; 2) the time when such information is to be given; 3) the manner in which such information is to be relayed; 4) specific details of what information is to be given; and 5) any further limitations which the other Party deems advisable. If requested, the Party desiring to make such a disclosure shall provide the other Party with a copy of any written documents to be disclosed, or a copy of a transcript of any oral information to be disclosed, in order for such other Party to determine whether it will grant or withhold its consent thereto.

                          ARTICLE 27 - ENTIRE AGREEMENT

        This Amended and Restated Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the Parties with respect to said matter. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been relied upon or made by any Party, or anyone acting on behalf of any Party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Amended and Restated Agreement shall be valid or binding.

                             ARTICLE 28 - ASSIGNMENT

        This Amended and Restated Agreement shall inure to the benefit of, and be binding upon, TU Electric and Cogenron, together with their respective successors and assigns, except that neither Cogenron nor TU Electric, nor any approved assignee or successor of either of said Parties, shall assign its rights or delegate its duties under this Agreement, or any part of such rights or duties, without the written consent of the other, and Cogenron shall not sell, lease or sublease the

Cogeneration Facility, or permit the operation thereof by any other party, without the prior written consent of TU Electric, and any such assignment, delegation, lease or sublease made without such prior written consent shall be null and void; provided, however, the requirement of written consent to an assignment shall not apply to either Party if it merges into, or substantially all of its assets are acquired by, another entity which is bound by all the obligations of this Agreement.

                              ARTICLE 29 - CAPTIONS

        AU indices, titles, subject headings, subheadings, article titles and similar items are provided for the purpose of reference and convenience and are not intended to be inclusive, definitive or to affect the meaning, contents or scope of this Amended and Restated Agreement, or any provision hereof.

                             ARTICLE 30 - AMENDMENTS

        This Amended and Restated Agreement can be amended only by mutual agreement of the Parties set forth in a written document executed by both Parties.

                       ARTICLE 31 - CHOICE OF LAWS; VENUE

        All questions concerning the interpretation, validity and enforceability of this Amended and Restated Agreement and of its terms and conditions, as well as questions concerning the sufficiency or other aspects of performance under the terms and conditions of this Amended and Restated Agreement, shall be governed by the laws of the State of Texas, and venue for any disputes arising hereunder shall he exclusively in Dallas County, Texas. The payment obligations of Cogenron to TU Electric under this Amended and Restated Agreement are performable and payable in Dallas, Dallas County, Texas.

      IN WITNESS WHEREOF, the Parties hereto have caused this Amended and Restated Agreement to be executed by their duly authorized representatives as of the date hereinabove set forth, which amends and restates in its entirety that certain Cogenerated Electricity Sale and Purchase Agreement, dated June 12, 1985.

                                       Cogenron:


                                       COGENRON INC.

                                       By:
                                          -------------------------------------
                                          Earl R. Gore
                                          President and CEO

                                       TU Electric:

                                       TEXAS UTILITIES ELECTRIC COMPANY

                                       By:
                                          -------------------------------------
                                          Steven M. Philley
                                          Director, Energy Supply

Calpine Corporation hereby consents to the amendment and restatement of the Cogenerated Electricity Sale and Purchase Agreement (as defined in the June 12, 1985 Surety Agreement described below) as set forth in this Amended and Restated Cogenerated Electricity Sale and Purchase Agreement and hereby agrees and confirms that Calpine Corporation's obligations as set forth in the Surety Agreement dated June 12, 1985 between Texas Utilities Electric Company and Calpine Corporation (as successor-in-interest to Enron Corp., (which is the successor-in-interest to InterNorth, Inc.) and the Consent and Assignment Agreement dated June 23, 1997 between Texas Utilities Electric Company, Calpine Corporation and Enron Corp. remain in full force and effect with respect to the Primary Term only, and accordingly such obligations shall not apply to the Secondary Term.

                                              CALPINE CORPORATION


                                              By: /s/ ANN B. CURTIS
                                                 ------------------------------
                                                 Ann B. Curtis
                                              Its: Senior Vice President
                                                   ----------------------------

      IN WITNESS WHEREOF, the Parties hereto have caused this Amended and Restated Agreement to be executed by their duly authorized representatives as of the date hereinabove set forth, which amends and restates in its entirety that certain Cogenerated Electricity Sale and Purchase Agreement, dated June 12, 1985.

                                       Cogenron:


                                       COGENRON INC.

                                       By: /s/ EARL R. GORE
                                          -------------------------------------
                                          Earl R. Gore
                                          President and CEO

                                       TU Electric:

                                       TEXAS UTILITIES ELECTRIC COMPANY

                                       By: /s/ STEVEN M. PHILLEY
                                          -------------------------------------
                                          Steven M. Philley
                                          Director, Energy Supply

Calpine Corporation hereby consents to the amendment and restatement of the Cogenerated Electricity Sale and Purchase Agreement (as defined in the June 12, 1985 Surety Agreement described below) as set forth in this Amended and Restated Cogenerated Electricity Sale and Purchase Agreement and hereby agrees and confirms that Calpine Corporation's obligations as set forth in the Surety Agreement dated June 12, 1985 between Texas Utilities Electric Company and Calpine Corporation (as successor-in-interest to Enron Corp., (which is the successor-in-interest to InterNorth, Inc.) and the Consent and Assignment Agreement dated June 23, 1997 between Texas Utilities Electric Company, Calpine Corporation and Enron Corp. remain in full force and effect with respect to the Primary Term only, and accordingly such obligations shall not apply to the Secondary Term.

                                              CALPINE CORPORATION


                                              By:
                                                 ------------------------------
                                              Its:
                                                   ----------------------------

Enron Corporation hereby consents to the amendment and restatement of the Cogenerated Electricity Sale and Purchase Agreement (as defined in the June 12, 1985 Surety Agreement described below) as set forth in this Amended and Restated Cogenerated Electricity Sale and Purchase Agreement and hereby agrees and confirms that Enron Corporation's obligations as set forth in the Surety Agreement dated June 12, 1985 between Texas Utilities Electric Company and Enron Corporation, (which is the successor-in-interest to InterNorth, Inc.) and the Consent and Assignment Agreement dated June 23, 1997 between Texas Utilities Electric Company, Calpine Corporation and Enron Corporation remain in full force and effect with respect to the Primary Term only, and accordingly such obligations shall not apply to the Secondary Term.

                                       ENRON CORP.

                                       By: /s/ CLIFFORD BAXTER
                                           ------------------------------------
                                       ITS: Senior Vice President
                                           ------------------------------------

                    EXHIBIT I- 1987-1988 AVOIDED ENERGY COST

                          (FOR REDUCED ENERGY PAYMENTS
                          CALCULATED UNDER ARTICLE 4.6)

The avoided energy cost is to be determined by calculating by time period, using the Texas Utilities Electric Company's economic dispatch model (or comparable methodology), the difference between the cost of the total energy furnished by both Texas Utilities Electric Company and the qualifying facility, computed as though the energy furnished by the qualifying facility had been furnished by Texas Utilities Electric Company. This calculation will also be the basis of the calculation of TUEC's Incremental Lignite Energy Cost.

                         ENERGY PAYMENTS APPLICABLE FOR

                                YEARS 1987 - 1988

                                (FOR ARTICLE 4.3)

            Year           cent/kwh
            ----           --------
            1987            3.56
            1988            3.74

In addition to the foregoing amounts, two-tenths (.2) of a mill per KVM shall be payable by TUEC to Cogenron for energy payments applicable for years 1987-1988.



                                    Exhibit I
                                PAGE 1 of 2 Pages

                        ENERGY PAYMENTS APPLICABLE UNDER

                                   ARTICLE 4.4

Applicability. Each of the criteria established in Article 4.4 must be met before pricing under this section is applicable.

                      Year             cent/KWH
                      ----             --------
                      1989                 2.22
                      1990                 2.00
                      1991                 2.00
                      1992                 2.11
                      1993                 2.22
                      1994                 2.33
                      1995                 2.66
                      1996                 2.88
                      1997                 2.77
                      1998                 2.88
                      1999                 2.99



                                    Exhibit I

                                Page 2 of 2 PAGES

            EXHIBIT II - ENERGY PAYMENT APPLICABLE UNDER ARTICLE 4.5


Applicability: The criteria established in Article 4.5 must be met before pricing under the following formula is applicable:


Incentive Energy Payments ($) =

10.3 MMBtu/MWH x .99 x WACOG of TUEC x [Net Energy - (Contract Level x period hours x .70)]

Where:

WACOG of TUEC = The monthly weighted average cost of GAS for TU Electric in dollars per MMBtu.

Period Hours = The number of hours in the current month.

        In addition to the Incentive Energy Payments calculated by the above formula, such Payments shall include two-tenths (.2) of a mill per KWH payable by TU Electric to Cogenerator.

        As used in this exhibit, "MMBtu" shall mean one million (1,000,000) British thermal units.



                                   Exhibit II
                                    Solo Page

                         EXHIBIT III - SURETY AGREEMENT

A. Surety Agreement dated and effective June 12, 1985 between InterNorth, Inc. and Texas Utilities Electric Company.

B. Letter dated July 17, 1985 executed by InterNorth, Inc. and Texas Utilities Electric Company.

C. Letter dated May 24, 1988 executed by Enron Corp. and Texas Utilities Electric Company.

D. Consent and Assignment Agreement dated June 23, 1997 between Texas Utilities Electric Company, Calpine Corporation and Enron Corp.



                                   Exhibit III
                                   Cover Page

                         EXHIBIT III - SURETY AGREEMENT

A. SURETY AGREEMENT DATED AND EFFECTIVE JUNE 12, 1985 BETWEEN INTERNORTH, INC. AND TEXAS UTILITIES ELECTRIC COMPANY



                                  Exhibit III-A
                               Page 1 of 11 Pages

                                   EXHIBIT III

                                SURETY AGREEMENT


      THIS SURETY AGREEMENT ("Surety Agreement") is dated and effective as of this 12th day of June, 1985, by and between INTERNORTH, INC. ("InterNorth"), a Delaware corporation having its principal place of business in Omaha, Nebraska, and authorized to do business in the State of Texas, and TEXAS UTILITIES ELECTRIC COMPANY ("TUEC"), a Texas corporation having its principal place of business in Dallas, Texas.

      WHEREAS, InterNorth has caused the incorporation of Northern Cogeneration One Company ("Northern Cogeneration"), a Delaware corporation, as a directly or indirectly wholly-owned subsidiary of InterNorth, and contemporaneous with the delivery and effectiveness of this Surety Agreement, Northern Cogeneration and TUEC have executed that certain Cogenerated Electricity Sale and Purchase Agreement ("the Cogeneration Agreement") dated as of the date of this Surety Agreement; and

      WHEREAS, under such Cogeneration Agreement Northern Cogeneration (including its successors or assigns) is obligated pursuant to the terms thereof to make various money payments to TUEC, including, but not limited to, certain refund obligations, fees, charges, reimbursement for equipment, services or facilities indemnification obligations, payments due in the event of a termination of said agreement or an operational cessation, payments due for breaches of warranty or for misrepresentations,


                                  Exhibit III-A
                               Page 2 of 11 Pages
and payments due pursuant to any judgment rendered under or in connection with said Cogeneration Agreement, together with such other payments which may be or become due under said Cogeneration Agreement, including any interest accruing on any of such funds, such payments to be hereinafter collectively referred to as the "Northern Payment Obligations"; and Northern Cogeneration is subject to various other obligations of performance under said Cogeneration Agreement; and

      WHEREAS, for the reasons and under the terms stated below, InterNorth and TUEC desire to enter into this Surety Agreement in connection with such Cogeneration Agreement;

      NOW, THEREFORE, for the consideration recited below, InterNorth and TUEC hereby agree to the terms and conditions of this Surety Agreement whereby InterNorth, in full recognition of the valuable and substantial benefits which will accrue to it as a result of the execution and performance of the Cogeneration Agreement, unconditionally undertakes and assures the performance of the Northern Payment Obligations, and unconditionally undertakes and assures the performance of all obligations of Northern Cogeneration under the Cogeneration Agreement. InterNorth expressly intends that TUEC unconditionally rely upon this undertaking and assurance in executing the Cogeneration Agreement and further acknowledges the actual reliance of TUEC o this Surety Agreement in its execution of the Cogeneration Agreement.


                                  Exhibit III-A
                               Page 3 of 11 Pages

1.    Consideration:

      In consideration of the execution by TUEC of the Cogeneration Agreement, InterNorth does hereby undertake and assure to TUEC, its successors and assigns, the full, prompt and complete performance by Northern Cogeneration, its successors and assigns, of all of the Northern Payment Obligations, which undertaking and assurance are unconditional and absolute. InterNorth agrees that the undertaking and assurance as set forth herein are and shall be primary obligations of, and fully and completely enforceable against, InterNorth. InterNorth acknowledges the receipt and adequacy of the consideration hereinabove recited and agrees that such consideration fully supports this Surety Agreement.

2.    TUEC's Right to InterNorth's Performance:

      It is expressly agreed that, upon any default by Northern Cogeneration, its successors or assigns, of any of the Northern Payment Obligations or any portion thereof, as and when due, for any reason whatsoever, TUEC shall be entitled to performance by InterNorth of the payment of said Northern Payment Obligations to the same extent as if InterNorth had signed the Cogeneration Agreement in Northern Cogeneration's place. In addition, upon any default by Northern Cogeneration, its successors or assigns, in respect to any of its other obligations as contained in said Cogeneration Agreement, TUEC shall be entitled to performance by InterNorth of such obligations to the same extent as if InterNorth had signed the Cogeneration Agreement in Northern Cogeneration's place.


                                  Exhibit III-A
                               Page 4 of 11 Pages

3. Effect of Termination, Rescission, Cancellation, or Rejection of Cogeneration Agreement:

      (a) Termination, Rescission or Cancellation. In the event of the termination of the Cogeneration Agreement pursuant to Articles 10, 12, or 15 thereof, or the rescission of the cogeneration Agreement in its entirety, or upon any other termination or cancellation of the co generation Agreement, neither InterNorth nor TUEC shall have any further liability to the other under this Surety Agreement except as to any Northern Payment Obligations arising out of obligations surviving such termination, rescission or cancellation, or matters occurring prior to such termination, rescission or cancellation, including, but not limited to, any damages suffered or which may be suffered by TUEC by reason of any breach of the Cogeneration Agreement by Northern Cogeneration prior to such termination, rescission or cancellation.

      (b) Rejection. In the event of rejection of the Cogeneration Agreement by any trustee in bankruptcy, or debtor-in-possession, or receiver, or by order of any court of competent jurisdiction, InterNorth shall immediately assume and be liable to perform, as the primary obligation of InterNorth, all obligations of Northern Cogeneration under the Cogeneration Agreement, including, but not limited to, each and all of the Northern Payment Obligations. The terms of such


                                  Exhibit III-A
                               Page 5 of 11 Pages

            Cogeneration Agreement are incorporated herein by reference. In such event, the Cogeneration Agreement shall continue in effect as to InterNorth and TUEC, and InterNorth shall be deemed for all purposes to be in the position of Northern Cogeneration under said agreement, and InterNorth shall be entitled to the performance of TUEC under the Cogeneration Agreement unless InterNorth, in any such event, delegates and assigns such rights and obligations to a designee capable, in the judgment of TUEC, of performing the obligations applying to said Northern Cogeneration. In the event of such delegation and assignment, InterNorth shall nevertheless continue to be obligated under and bound by this Surety Agreement, which agreement shall continue in effect as to all of the Northern Payment Obligations under the cogeneration Agreement. The Northern Payment Obligations of any designee under the Cogeneration Agreement, as to which this Surety Agreement shall continue, shall be the same as the Northern Payment Obligations owed by Northern Cogeneration under the Cogeneration Agreement prior to such rejection.

      4.    Waivers of Notices and Defenses:

            The obligations of InterNorth hereunder are primary and absolute, and no notice of default to, or demand for performance by, InterNorth shall be required of TUEC. TUEC shall not, as a condition to the liability of InterNorth hereunder, be required


                                  Exhibit III-A
                               Page 6 of 11 Pages
to:

            (i) proceed against Northern Cogeneration or execute upon any assets of Northern Cogeneration;

            (ii)  pursue any remedy whatsoever as against Northern Cogeneration.

      InterNorth waives any defense arising by reason of any disability of Northern Cogeneration. Until all indebtedness of Northern Cogeneration to TUEC has been paid in full, InterNorth has no right of subrogation, and waives any right to enforce any remedy which TUEC has or may hereafter have against Northern Cogeneration, and waives any benefit of, and any right to participate in, any security now or hereafter held by TUEC. No extension of time for performance, and no alteration, modification or waiver of the obligations imposed on Northern Cogeneration by the co generation Agreement shall modify, discharge, or excuse any obligation of InterNorth hereunder.

5.    Choice of Law:

      The parties expressly agree that all questions and disputes arising out of or under this Surety Agreement, including, but not limited to, questions and disputes concerning validity, interpretation, performance, remedies and enforcement, shall be resolved according to the law of the State of Texas, and venue for any such dispute shall lie exclusively in Dallas County, Texas. 6. Limitations on Consolidated Net Worth:

      (a) Unless TUEC shall otherwise consent in writing, InterNorth warrants that, during the entire term of the


                                  Exhibit III-A
                               Page 7 of 11 Pages

            Cogeneration Agreement, the Consolidated Net Worth of InterNorth or any successor or assignee of the obligations of InterNorth hereunder shall not be less than Two Hundred Fifty Million Dollars ($250,000,000). TUEC recognizes that during the term of the Cogeneration Agreement InterNorth may be disposing of all or a portion of its assets, and TUEC consents to any such disposition on the condition that InterNorth at all times during the term of the Cogeneration Agreement causes itself or some other entity having a Consolidated Net Worth of not less than Two Hundred Fifty Million Dollars ($250,000,000) to be firmly and unconditionally bound by the obligations of InterNorth under this Surety Agreement as of the date hereof. InterNorth agrees that at the time of its designation of any such other entity as its successor obligor hereunder it will cause such successor obligor to provide to TUEC: (i) the written agreement of the successor obligor to fulfill the obligations of InterNorth hereunder, and (ii) satisfactory evidence that the Consolidated Net Worth of such successor obligor is not less tan Two Hundred Fifty Million Dollars ($250,000,000). As used herein, Consolidated Net Worth means, as of the dat of determination thereof, the sum of the amounts set forth on a consolidated balance sheet of InterNorth and its consolidated subsidiaries as of such date prepared in


                                  Exhibit III-A
                               Page 8 of 11 Pages
            accordance with generally accepted accounting principles, as (i) stockholders equity including capital stock, capital in excess of par value and retained earnings (or deficit), and (ii) subordinated debt, less any amounts at which shares of capital stock of InterNorth or any of its subsidiaries repurchased by InterNorth or any such subsidiaries appear on such balance sheet.

      (b) InterNorth shall deliver to TUEC, within one hundred twenty (120) days of the end of each calendar year independently audited consolidated financial statements showing the financial condition of InterNorth, and certifying that such financial statements present fairly the consolidated financial condition of InterNorth, and certifying that such financial statements were prepared in accordance with generally accepted accounting principles.

      (c) In the event of a change either in the method of accounting by InterNorth or a change in generally accepted accounting principles which has the effect of increasing or decreasing the Consolidated Net Worth of InterNorth as reflected in the financial statements of InterNorth from the amount that would be included therein based on generally accepted accounting principles followed by InterNorth on the date of this Surety Agreement, the parties agree to amend the


                                  Exhibit III-A
                               Page 9 of 11 Pages
            provisions of Section 6(a) so that the effect of the restriction imposed by Section 6(a) is unchanged from that which existed prior to such change in the method accounting or generally accepted accounting principles.

      (d)   InterNorth shall not:

            (i) permit North Cogeneration to become less than directly or indirectly wholly-owned subsidiary through:

                  (A) merger or consolidation unless the surviving corporation is a directly or indirectly wholly-owned subsidiary of InterNorth; or

                  (B) sale, exchange or transfer, through declaration of a dividend or otherwise, of the common stock of Northern Cogeneration.

            A wholly-owned subsidiary of InterNorth shall mean a corporation of which InterNorth owns 100% of the common stock and any other class of capital stock having voting rights equal to or greater than the common stock.

7.    Successors and Assigns:

      This Surety Agreement is binding upon the successors and assigns of InterNorth.

8.    Warranties and Representations:

      InterNorth hereby makes unconditionally the following representations and warranties:

      (a) InterNorth is a corporation duly organized and in good standing under the laws of the State of Delaware, and authorized to do business in the State of Texas.


                                  Exhibit III-A
                               Page 10 of 11 Pages

      (b) InterNorth has the corporate authority to execute, deliver and fully perform its obligations under this Surety Agreement and all resolutions, if any, of directors and shareholders required to authorize execution and delivery of this agreement have been obtained.

      (c) This Surety Agreement constitutes a valid, legal and binding obligation of InterNorth enforceable in accordance with its terms.

      (d) Execution of and performance by InterNorth under this Surety Agreement does not require the consent or approval of any person or governmental agency and does not conflict with or breach any terms or conditions of:

            (i) any order, writ or decree of any court or governmental authority by which InterNorth is bound; or

            (ii) any agreement to which InterNorth is a party or by which it is bound.

        IN WITNESS WHEREOF, the parties hereto have executed this Surety Agreement as of the day and year first above written.


                                       INTERNORTH, INC.

ATTEST:                                By:  /s/ [SIG]
                                            ------------------------------------
                                                Vice President

/s/ [SIG]
-------------------------
        Secretary

                                       TEXAS UTILITIES ELECTRIC COMPANY

ATTEST:
                                       By:  /s/ [SIG]
/s/ [SIG]                                   ------------------------------------
-------------------------
        Secretary


                                  Exhibit III-A
                               Page 11 of 11 Pages

                         EXHIBIT III - SURETY AGREEMENT


        B. Letter dated July 17, 1985 executed by InterNorth, Inc. and Texas Utilities Electric Company.




                                  Exhibit III-B
                                Page 1 of 2 Pages

                            [INTERNORTH LETTERHEAD]


                                  July 17, 1985

Michael D. Spence, President
Texas Utilities Generating Company
400 North Olive, L.B. 81
Dallas, TX  75201

      Re: June 12, 1985 Surety Agreement from InterNorth, Inc. to Texas Utilities Electric Company, Exhibit III to Cogenerated Electricity Sale and Purchase Agreement between Northern Cogeneration One Company and Texas Utilities Electric Company, Dated June 12, 1985

      In accordance with the request of Texas Utilities Electric Company, InterNorth, Inc. proposes to amend the captioned Surety Agreement in the following respects:

      a. In the (ii) portion of 6.(a) add the words "to TUEC" between "evidence" and "that".

      b. Immediately following the (ii) portion of 6.(a), add the following sentence: "Should said entity be unable or unwilling to fulfill the obligations of this Agreement, InterNorth or its successor entities shall be liable for fulfillment of these obligations."

      If Texas Utilities Electric Company is in agreement with the foregoing, please sign in the space provided below and return one of the two copies of this letter amendment to:

                                        Gary D. Hoover
                                        Vice President and General Manager
                                        Cogeneration Business Line
                                        Northern Natural Resources Company
                                        2223 Dodge Street
                                        Omaha, NE  68102

                                        Very truly yours,

                                        INTERNORTH, INC.


                                        By /s/ [SIG]
                                        ----------------------------------------
                                        Vice President
Accepted and Agreed to this 6th
day of July, 1985

TEXAS UTILITIES ELECTRIC COMPANY

By /s/ [SIG]
----------------------------------------

                         EXHIBIT III - SURETY AGREEMENT

C. LETTER DATED MAY 24, 1988 EXECUTED BY ENRON CORP. AND TEXAS UTILITIES ELECTRIC COMPANY.


                                 Exhibit III-C
                               Page 1 of 5 Pages

                            [ENRON CORP. LETTERHEAD]


                                  May 24, 1988

Texas Utilities Electric Company
Skyway Tower
400 N. Olive Street, L. B. 81
Dallas, TX  75201

Attn:  Mr. Mike Wollitz

Re:    Texas City Cogeneration Plant

Gentlemen:

      As you know, we have reached an agreement with Dominion Resources, Inc. to sell its one-half of the outstanding common stock of our subsidiary Enron Cogeneration Company ("ECC"), which in turn is the parent of Enron Cogeneration One Company (formerly Northern Cogeneration One Company), the entity with whom the Electricity Sale and Purchase Agreement was originally executed and which, with your consent, subsequently assigned that contract to Cogenron, Inc., the current owner of the Texas City facility. The transactions involved in the sale to Dominion are described on Exhibit "A", and we hereby formally request your consent to these transactions (the "Transaction"). We specifically and expressly reaffirm in all respects the surety obligations set forth in the Surety Agreement between us dated and effective as of June 12, 1985. The Transaction will not affect any contractual commitments of Enron Corp.'s subsidiaries to supply fuel to Cogenron, Inc.

      We look forward to an uninterrupted continuation of the working relationship our companies have enjoyed in the past in connection with the Texas City Cogeneration Plant.

                                        By /s/ [SIG]
                                        ----------------------------------------



      We hereby consent to Enron's entering into and consummating the Transaction.

                                        TEXAS UTILITIES ELECTRIC COMPANY


                                        By /s/ MICHAEL D. SPENCE
                                           -------------------------------------
                                           Name:  Michael D. Spence
                                                  ------------------------------
                                           Title: Division President
                                                  ------------------------------

Dated:  June 15, 1988
       --------------------


                                  Exhibit III-C
                                Page 2 of 5 Pages

                                                                       Exhibit A

                               DESCRIPTION OF SALE
             BY ENRON CORP. TO DOMINION RESOURCES, INC. OF ONE-HALF
                OF THE COMMON STOCK OF ENRON COGENERATION COMPANY

      Enron Cogeneration Company ("ECC") is a 95%-owned subsidiary of Enron Corp. ("Enron") and is the parent of Enron Cogeneration One Company ("ECO"), which in turn owns all of the outstanding common stock of Cogenron, Inc. ("Cogenron"), which owns the 450 MW cogeneration facility in Texas City, Texas. Various other subsidiaries of ECC own interests in other cogeneration projects. Enron has execute a contract (the "Purchase Agreement") with Dominion Resources, Inc. ("Dominion"), a Virginia corporation, for the acquisition by Dominion of 505 of the common stock of ECC for $90 million in cash, subject to certain adjustments. Dominion, by virtue of its ownership of an electric utility and a gas utility, is a public utility holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"), but is exempt from all the provisions of PUHCA except Section 9(a)(2) by virtue of the intrastate exemption afforded by
Section 3(a)(1) thereof. As a result of transactions that would occur contemporaneously with the closing of the Purchase Agreement, each of Dominion and Enron would own 50% of the outstanding common stock of ECC. ECC would continue to own all of the stock of ECO, which would in turn continue to own all of the outstanding common stock of Cogenron. Each of Dominion and Enron will have the right to designate four members of ECC's board of directors and to approve significant acts or transactions, either directly or through the vote of their respective directors. It is contemplated that contemporaneously with the sale Kenneth L. Lay, the Chairman of the Board of Enron, would become Chairman of the Board of ECC, and that David Heavenridge, currently a Vice-President of Dominion, would be ECC's President and Chief Executive Officer.

      The Federal Energy Regulatory Commission, in response to Dominion's Petition for Declaratory Order (docket number EL88-11-000), confirmed that the acquisition by Dominion of a 50% interest in ECC would not, in and of itself, threaten the qualified status of any of ECC's cogeneration projects, by adopting an interpretation of 18 C.F.R. Section 292.206 that when an electric utility or an electric utility holding company has a direct or indirect equity interest in a subsidiary that has an ownership interest in a qualifying facility, the ownership interest attributed to the parent will not exceed the parent's


                                  Exhibit III-C
                                Page 3 of 5 Pages
proportionate share of the subsidiary's interest in the qualifying facility. under that interpretation, Dominion's attributed ownership would not exceed 50% of any of ECC's projects.


                                  Exhibit III-C
                                Page 4 of 5 Pages

                               Board of Directors


Enron Corporation

      Kenneth L. Lay - Chairman and CEO - Enron
      John M. Seidl - President and COO - Enron
      Richard D. Kinder - Executive VP, Chief of Staff - Enron
      Unnamed



Dominion Resources

      Thos. E. Capps - President of Dominion Resources, Inc. and President of
            Dominion Energy, Inc.

      T. Justin Moore, Jr. - retired Chairman of the Board of Directors of Dominion Resources, Inc.

      *David L. Heavenridge - Vice President - Operations of Dominion Energy,
            Inc.

      Ronald H. Leasburg - Senior Vice President - Engineering & Construction &
            Power Operations (VEPCo)




      * will be CEO Enron Cogeneration Company


                                  Exhibit III-C
                                Page 5 of 5 Pages

                         EXHIBIT III - SURETY AGREEMENT


      D. Consent and Assignment Agreement dated June 23, 1997 between Texas Utilities Electric Company, Calpine Corporation and Enron Corp.


                                  Exhibit III-D
                                Page 1 of 9 Pages

                        CONSENT AND ASSIGNMENT AGREEMENT


      THIS CONSENT AND ASSIGNMENT AGREEMENT (this "Agreement"), dated this 23rd day of June, 1997 (the "Effective Date"), and effective as of such Effective Date, is made by and among Texas Utilities Electric Company, a Texas corporation ("TUEC"), Enron Corp., a Delaware corporation ("Enron"), and Calpine Corporation, a Delaware corporation ("Calpine"). TUEC, Enron and Calpine are referenced in this Agreement individually as a "Party," and collectively as the "Parties."

                              W I T N E S S E T H:

      WHEREAS, Cogenron, Inc. a Delaware corporation ("Cogenron"), currently owns a cogeneration plant, producing electricity and steam, together with related facilities at Texas City, Texas (the "Facility"); and

      WHEREAS, TUEC and Cogenron (as assignee of Enron Cogeneration One Company, formerly known as Northern Cogeneration One Company) have entered into that certain Cogenerated Electricity Sale and Purchase Agreement, dated as of June 12, 1985 (as amended, restated, modified or otherwise supplemented from time to time, the "Power Purchase Agreement"); and

      WHEREAS, TUEC and Enron (as successor in interest to Internorth, Inc.) are parties to that certain Surety Agreement, dated as of June 12, 1985 (as amended, the "Surety Agreement"), pursuant to which Enron has agreed to assure certain payment and performance obligations of Cogenron under the power Purchase Agreement; and

      WHEREAS, under Section 6(d) of the Surety Agreement, Cogenron may not become less than an indirect wholly-owned subsidiary of Enron; and

      WHEREAS, Cogenron is currently a wholly-owned subsidiary of Enron/Dominion Cogen Corp., a Delaware corporation ("EDCC"), whose capital stock is owned 505 by Enron Power Corp., a Delaware corporation ("EPC") and a wholly-owned subsidiary of Enro, and 505 by Dominion Cogen, Inc., a Virginia corporation ("DCI") and wholly-owned subsidiary of Dominion Resources, Inc., a Virginia corporation ("DRI"); and

      WHEREAS, it has been represented by Enron and Calpine that EPC and Calpine Finance Company, a Delaware corporation ("CFC"), have entered into that certain Purchase and Sale Agreement, dated as of March 27, 1997 (as amended, the "Purchase Agreement"), pursuant to which EPC will transfer to CFC all of EPC's right, title, and interest in the common stock of EDCC owned by EPC, whereby CFC will become the owner of 50% of the issued outstanding shares of common stock of EDCC and DCI will remain the owner of 50% of such common stock of EDCC; and

      WHEREAS, Enron desires that TUEC consent, and TUEC has agreed to provide its consent in accordance with the terms of this Agreement, to Cogenron's becoming the indirect 50% subsidiary of CFC and the indirect 50% subsidiary of DRI; and


                                  Exhibit III-D
                                Page 2 of 9 Pages

      WHEREAS, such sale of EPC's ownership interest in EDCC is being consummated pursuant to the Purchase Agreement as of the Effective Date hereof, and it has been represented by Enron and Calpine that Enron (and/or various affiliates of Enron) will assign to Calpine (and/or various affiliates of Calpine) all rights and obligations of Enron (or such affiliates) in and to certain agreements, including the Surety Agreement, certain of which assignments are being effected by the terms hereof; and

      WHEREAS, Enron and Calpine desire that TUEC consent to the assignment by Enron to Calpine of Enron's rights and obligations under the Surety Agreement, and the assumption of such rights and obligations by Calpine, subject to Enron's continuing liability as provided in this Agreement; and

      WHEREAS, the Facility is currently operated by an indirect, wholly-owned subsidiary of Enron pursuant to an Operations and Maintenance Agreement (Cogenron Inc.), dated as of August 1, 1995, as amended (the "Original O&M Agreement"), among Enron Operations Corp. ("EOC"), Cogenron, and EDCC; and

      WHEREAS, it has been represented by Enron and Calpine that, as of this Effective Date, the Original O&M Agreement will be terminated and a new operations and maintenance agreement is being executed by Cogenron, EDCC and Calpine (or a subsidiary thereof), as the new operator of the Facility; and

      WHEREAS, Enron and Calpine desire to obtain TUEC's consent to such change in operator of the Facility from EOC to Calpine (or a wholly-owned subsidiary thereof) pursuant to Article 23 of the Power Purchase Agreement;

      NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, each of the Parties hereto hereby agrees as follows:

SECTION 1. TUEC CONSENT AND LIMITED WAIVER.

      1.1 Consent. Subject to the terms and conditions set forth herein, TUEC hereby: (i) acknowledges Enron's and Calpine's representations that, immediately after giving effect to the transactions contemplated by the Purchase Agreement, CFC and DRI will each own 50% of the issued and outstanding shares of the common stock of EDCC, and that Cogenron will be an indirect 50% subsidiary of Calpine and indirect 50% subsidiary of DRI, (ii) so long, and only so long, as Calpine owns at least a direct or indirect 50% ownership interest in Cogenron (or its successors or assigns): (a) waives the requirement in Section 6(d) of the Surety Agreement that Cogenron (or its successors and assigns) be a direct or indirect wholly-owned subsidiary of Enron, and (b) agrees that the sale of EPC's ownership interest in EDCC to CFC pursuant to the Purchase Agreement ill not be a breach of the Surety Agreement; provided that TUEC has not reviewed said Purchase Agreement and, therefore, TUEC's consent cannot extend to any matter under the Purchase Agreement other than the sale of stock as has been represented by Enron and Calpine to TUEC, (iii) consents to the assignment pursuant to the terms hereof by Enron to Calpine of Enron's rights and obligations under the Surety Agreement, subject to the continuing liability of Enron as set forth in Section 2.2 of this Agreement, and (iv) consents to the change in operator of the Facility from EOC


                                  Exhibit III-D
                                Page 3 of 9 Pages
to Calpine (or a wholly-owned subsidiary of Calpine). Neither Enron, Calpine, nor TUEC shall be deemed to have waived, released, relinquished, modified or qualified any of their respective rights or remedies under the Surety Agreement by virtue of this Agreement, except as specifically set forth herein.

SECTION 2. ASSIGNMENT AND ASSUMPTION.

      2.1 Assignment and Assumption. As of this Effective Date, Enron hereby does grant, transfer and assign to Calpine all of its respective rights, interests and obligations under the Surety Agreement and Calpine hereby accepts and assumes all such rights, interests and obligations of Enron under the Surety Agreement. From and after this Effective Date hereof, Calpine shall perform the obligations, and inure to any benefit, of Enron under the Surety Agreement, and Calpine agrees to be bound by all of the terms of the Surety Agreement assigned to and assumed by Calpine in every way as if an original party thereto.

      2.2 Effect of Assignment and Assumption: Extension of Power Purchase Agreement. Prior to this Effective Date, all undertakings and assurances of Enron under the Surety Agreement shall remain the unconditional and absolute primary obligations of Enron. From and after this Effective Date, all undertakings and assurances of Enron under the Surety Agreement shall be the unconditional and absolute obligations of each Calpine and Enron. Notwithstanding anything herein to the contrary, as of this Effective Date, Calpine shall have primary liability for performance under the Surety Agreement, it being agreed that Enron shall only be required to perform thereunder after it has received written notice from TUEC that Calpine has failed to perform under the Surety Agreement within five days after a demand to so perform was made upon Calpine, or its permitted successors or assigns, by TUEC, or its permitted successor assigns. In the event that the Power Purchase Agreement is extended beyond its current termination dat of June 30, 1999, the Parties acknowledge and agree that Enron's liability after June 30, 1999 shall be limited to the obligations of Enron as stated in this Section 2.2 solely for events or conditions occurring prior to June 30, 1999 and in no event will Enron be liable for events or conditions under the Power Purchase Agreement which occur after said date of June 30, 1999, with Enron's liability continuing after said date of June 30, 1999, as to any events or conditions occurring prior to June 30, 1999, as stated in accordance with this Section 2.2.

SECTION 3. REPRESENTATIONS.

      Each of the Parties hereto represents and warrants to each of the other Parties hereto, that (a) it is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) it has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement, (c) it has taken all necessary corporate action (including any necessary stockholder action) to authorize it to execute, deliver and perform this Agreement in accordance with its terms, (d) it has duly executed and delivered this Agreement, and (e) this Agreement is the valid and binding obligation of such Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity.


                                  Exhibit III-D
                                Page 4 of 9 Pages

SECTION 4. MISCELLANEOUS.

      4.1 Further Assurances. TUEC hereby agrees to execute and delivery all such instruments and to take all such action as may be necessary to effectuate fully the purposes of this Agreement.

      4.2 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

      4.3 Counterparts. This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

      4.4 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

      4.5 Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

      4.6 Amendment, Waiver. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by each of the Parties hereto. This Agreement is for the specific purpose for which given and shall not preclude any other or future Agreement that may be required under the Surety Agreement nor shall any such other or future Agreement be deemed to be required as a result of this Agreement.

      4.7 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, each of the Parties hereto and their respective permitted successors and assigns. As used in this Agreement, "permitted successors and assigns" refers to any party permitted to be a successor or assign under the Surety Agreement.

      4.8 Entire Agreement. This Agreement embodies the entire agreement among the Parties hereto relating to the subject matter hereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

      4.9 Additional Enron Covenant. Enron and TUEC acknowledge that TUEC and Cogenron have been engaged in discussions concerning the Power Purchase Agreement with respect to potential respective liabilities for costs, fees and losses associated with the transmission of electric capacity and energy from the Facility to TUEC's Delivery Point under the Power Purchase Agreement (the "Transmission Charges") which have accrued subsequent to the implementation of revised Substantive rules promulgated by the Public Utility Commission of Texas providing for open access transmission service. Enron agrees that, commencing with the date of this Agreement, and continuing through June 30, 1999, neither it nor any of its affiliates or subsidiaries will take any action

                                  Exhibit III-D
                                Page 5 of 9 Pages
adverse or that could be adverse to TUEC's position with respect to the liability of the respective parties to the Power Purchase Agreement (or any surety thereof) for the Transmission Charges, and Enron represents that neither it nor any of its affiliates or subsidiaries ( other than Cogenron's previous discussions with TUEC concerning Cogenron's disagreement as to the Transmission Charge issue) have taken any such action prior to the date of this Agreement; provided, however, Enron or any of its affiliates or subsidiaries may file a response in respect to, or intervene in, proceedings before any state, local, or federal regulatory or judicial body if any such proceeding concerns or relates to liability for transmission charges other than those referenced in the Power Purchase Agreement, and other than those concerning or relating to power transmitted pursuant to the Power Purchase Agreement. Additionally, Enron agrees on behalf of itself and its affiliates and subsidiaries to not initiate, file a response to, or intervene in any proceeding concerning or relating to any issue having to do with reformation of the Power Purchase Agreement, and Enron represents that neither it nor any of its affiliates or subsidiaries have previously done so. The Parties acknowledge that nothing herein is indicative of Cogenron's position or views with respect to the Transmission Charges, and, further, that as of this Effective Date, Cogenron will cease to be either an affiliate or subsidiary of Enron.

      4.10 Legal Fees. Enron agrees to pay to TUEC within 20 days of the date hereof the sum of $20,000 as reimbursement of legal fees and expenses in connection with this transaction.




                                  REMAINDER OF
                       THIS PAGE INTENTIONALLY LEFT BLANK


                                  Exhibit III-D
                                Page 6 of 9 Pages

      IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the date hereof, also referenced herein as the Effective Date.

                                        TEXAS UTILITIES ELECTRIC COMPANY



                                        By: /s/ HENRY A. BUNTING
                                           -------------------------------------
                                        Name:  Henry A. Bunting
                                               ---------------------------------
                                        Title: Manager, Resource Acquisition
                                               ---------------------------------

                                        ENRON CORP.



                                        By:
                                           -------------------------------------
                                        Name:
                                               ---------------------------------
                                        Title:
                                               ---------------------------------


                                        CALPINE CORPORATION



                                        By:
                                           -------------------------------------
                                        Name:
                                               ---------------------------------
                                        Title:
                                               ---------------------------------


The undersigned hereby executes this Agreement solely for the purpose of agreeing and consenting to any termination or reduction of Enron's obligations under the Surety Agreement effectuated hereby, pursuant to Section 5.11 of that certain Purchase Agreement, dated May 4, 1988, as amended, between Enron and DRI.

DOMINION RESOURCES, INC.


By:
   ----------------------------
Name:
     --------------------------
Title:
      -------------------------


                                  Exhibit III-D
                                Page 7 of 9 Pages

      IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the date hereof, also referenced herein as the Effective Date.

                                        TEXAS UTILITIES ELECTRIC COMPANY



                                        By:
                                           -------------------------------------
                                        Name:
                                               ---------------------------------
                                        Title:
                                               ---------------------------------

                                        ENRON CORP.



                                        By: /s/ [SIG]
                                           -------------------------------------
                                        Name:  [ILLEGIBLE]
                                               ---------------------------------
                                        Title: SR. VICE PRESIDENT
                                               ---------------------------------



                                        CALPINE CORPORATION



                                        By: /s/ RON A. WALTER
                                           -------------------------------------
                                        Name:  Ron A. Walter
                                               ---------------------------------
                                        Title: Vice President
                                               ---------------------------------


The undersigned hereby executes this Agreement solely for the purpose of agreeing and consenting to any termination or reduction of Enron's obligations under the Surety Agreement effectuated hereby, pursuant to Section 5.11 of that certain Purchase Agreement, dated May 4, 1988, as amended, between Enron and DRI.

DOMINION RESOURCES, INC.


By:
   ----------------------------
Name:
     --------------------------
Title:
      -------------------------


                                  Exhibit III-D
                                Page 8 of 9 Pages

      IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the date hereof, also referenced herein as the Effective Date.

                                        TEXAS UTILITIES ELECTRIC COMPANY



                                        By:
                                           -------------------------------------
                                        Name:
                                               ---------------------------------
                                        Title:
                                               ---------------------------------

                                        ENRON CORP.



                                        By:
                                           -------------------------------------
                                        Name:
                                               ---------------------------------
                                        Title:
                                               ---------------------------------



                                        CALPINE CORPORATION



                                        By: /s/ RON A. WALTER
                                           -------------------------------------
                                        Name:  Ron A. Walter
                                               ---------------------------------
                                        Title: Vice President
                                               ---------------------------------


The undersigned hereby executes this Agreement solely for the purpose of agreeing and consenting to any termination or reduction of Enron's obligations under the Surety Agreement effectuated hereby, pursuant to Section 5.11 of that certain Purchase Agreement, dated May 4, 1988, as amended, between Enron and DRI.

DOMINION RESOURCES, INC.


By: /s/ THOMAS F. FARRELL
   ----------------------------
Name: Thomas F. Farrell, II
     --------------------------
Title: Senior Vice President
      -------------------------


                                  Exhibit III-D
                                Page 9 of 9 Pages